[EXECUTION COPY]






                 REVOLVING CREDIT AND TERM LOAN AGREEMENT

                      Dated as of October 1, 1997

                             by and among

                     DYNAMICS RESEARCH CORPORATION,
                           DRC ENCODER, INC.,
                       DRC METRIGRAPHICS, INC.,
                        DRC SOFTWARE, INC. and
                          DRC TELECOM, INC.,
                           as the Borrowers,

                                 and

                       THE LENDERS PARTY HERETO

                                 and

                     BROWN BROTHERS HARRIMAN & CO.,
                   as Agent and as Swing Line Lender


                           DYNAMICS RESEARCH CORPORATION
                                  CREDIT AGREEMENT

                                 TABLE OF CONTENTS


SECTION                                                            PAGE

1.   DEFINITIONS AND RULES OF INTERPRETATION                          1
     1.1.     Definitions                                             1
     1.2.     Rules of Interpretation                                10

2.   THE CREDIT FACILITIES                                           11
     2.1.     Amounts and Terms                                      11
     2.2.     Fees                                                   14
     2.3.     Reduction of Commitments                               15
     2.4.     Revolving Credit Notes                                 16
     2.5.     Term Note                                              16
     2.6.     Swing Line Note                                        16
     2.7.     Interest on Loans                                      16
     2.8.     Requests for Loans                                     17
     2.9.     Conversion and Continuation                            18
     2.10.    Funds for Loans                                        19

3.   PREPAYMENT OF THE LOANS; RESERVES                               19
     3.1.     Voluntary Prepayments                                  19
     3.2.     Mandatory Prepayments                                  20

4.   CERTAIN GENERAL PROVISIONS                                      20
     4.1.     Funds for Payments                                     20
     4.2.     Computations                                           21
     4.3.     Inability to Determine Adjusted LIBOR                  21
     4.4.     Illegality                                             21
     4.5.     Additional Costs, Etc                                  22
     4.6.     Capital Adequacy                                       23
     4.7.     Certificate                                            23
     4.8.     Indemnity                                              23
     4.9.     Interest on Overdue Amounts                            24
     4.10.    Mitigation                                             24
     4.11.    Joint and Several Obligations                          24

5.   REPRESENTATIONS AND WARRANTIES                                  24
     5.1       Organization, Standing, etc. of the Borrowers         24
     5.2       Subsidiaries                                          25
     5.3       Qualification                                         25
     5.4       Financial Information; Disclosure, etc.               25
     5.5       Licenses, etc.                                        25
     5.6       Material Agreements                                   26
     5.7       Tax Returns and Payments                              26
     5.8       Indebtedness, Liens and Investments, etc.             26
     5.9       Title to Properties; Liens                            26
     5.10      Litigation, etc.                                      26
     5.11      Authorization; Compliance with Other Instruments      27
     5.12      Governmental Consent                                  27
     5.13      Regulation U, etc                                     27
     5.14      Employee Retirement Income Security Act of 1974       27
     5.15      Environmental Matters                                 28
     5.16      Use of Proceeds                                       28
     5.17      Investment Company Act; Public Utility Holding Company
               Act                                                   29

6.   AFFIRMATIVE COVENANTS OF THE BORROWERS                          29
     6.1     Records and Accounts                                    29
     6.2     Financial Statements, Certificates and Information      29
     6.3     Legal Existence; Compliance with Laws, etc.             31
     6.4     Insurance                                               31
     6.5     Payment of Taxes                                        31
     6.6     Payment of Other Indebtedness, etc.                     32
     6.7     Further Assurances                                      32
     6.8     Depository Account                                      32
     6.9     Use of Proceeds                                         32
     6.10    No Further Negative Pledges                             32
     6.11    Regulation U                                            33

7.   CERTAIN NEGATIVE COVENANTS OF THE BORROWERS                     33
     7.1     Indebtedness                                            33
     7.2     Mortgages, Liens, etc.                                  34
     7.3     Loans, Guarantees and Investments                       35
     7.4     Leases                                                  36
     7.5     Mergers and Consolidations                              37
     7.6     Sale of Assets                                          37
     7.7     Capital Expenditures                                    37
     7.8     Distributions                                           38
     7.9     Compliance with ERISA                                   38
     7.10    Transactions with Affiliates                            38
     7.11    Observance of Subordination Provisions, etc.            38
     7.12    Environmental Liabilities                               38
     7.13    Subsidiaries                                            39
     7.14    Material Adverse Change                                 39

8.   FINANCIAL COVENANTS                                             39

9.   DEFAULTS; REMEDIES                                              40
     9.1     Events of Default; Acceleration                         40
     9.2     Remedies on Default, etc.                               42

10.  CLOSING CONDITIONS                                              42
     10.1.     Loan Documents, etc                                   42
     10.2.     Corporate Action                                      42
     10.3.     Incumbency Certificate                                42
     10.4.     Opinions of Counsel                                   42
     10.5.     Payment of Fees                                       43
     10.6.     Real Estate Mortgage                                  43

11.  CONDITIONS TO ALL LOANS                                         43
     11.1.     Accuracy of Representations; No Event of Default      43
     11.2.     No Legal Impediment                                   43
     11.3.     Additional Conditions to Facility B Loans             43

12.  THE AGENT.                                                      44
     12.1.   Appointment, Powers and Immunities                      44
     12.2.   Reliance by Agent                                       44
     12.3.   Defaults                                                44
     12.4.   Rights as a Lender                                      45
     12.5.   Indemnification                                         45
     12.6.   NonReliance on Agent and Other Lenders                  45
     12.7.   Failure to Act                                          46
     12.8.   Resignation of Agent                                    46
     12.9.   Cooperation of Lenders                                  46
     12.10.  Amendment of 12                                         46
     12.11.  Reliance                                                46

13.  SETOFF, ETC                                                     47

14.  EXPENSES                                                        47

15.  INDEMNIFICATION                                                 48

16.  SURVIVAL OF COVENANTS, ETC                                      48

17.  ASSIGNMENT AND PARTICIPATION                                    48
     17.1.     Assignment by the Lenders                             48
     17.2.     Assignment by Borrowers                               49
     17.3      Participations by the Lenders                         49
     17.4      Replacement of Lender                                 49

18.  FOREIGN LENDER                                                  50

19.  NOTICES, ETC.                                                   51

20.  GOVERNING LAW                                                   52

21.  HEADINGS                                                        52

22.  COUNTERPARTS                                                    52

23.  ENTIRE AGREEMENT, ETC                                           53

24.  WAIVER OF JURY TRIAL                                            53

25.  CONSENTS, AMENDMENTS, WAIVERS, ETC                              53

26.  CONFIDENTIALITY                                                 54

27.  SEVERABILITY                                                    54

28.  NATURE OF LENDER'S OBLIGATIONS                                  54



     SCHEDULES AND EXHIBITS

Schedule 5.2     Subsidiaries
Schedule 5.4     Financial Statements
Schedule 5.5     Licenses
Schedule 5.6     Material Agreements
Schedule 5.8     Existing Indebtedness
Schedule 5.10    Litigation
Schedule 5.12    Consents
Schedule 5.15    Hazardous Materials
Schedule 7.2     Encumbrances

Exhibit A        Form of Swing Line Loan Participation Certificate
Exhibit B-1      Form of Facility A Revolving Credit Note
Exhibit B-2      Form of Facility B Revolving Credit Note
Exhibit B-3      Form of Term Note
Exhibit B-4      Form of Swing Line Note
Exhibit C        Form of Loan Request
Exhibit D        Form of Compliance Certificate
Exhibit E        Form of Opinion of Borrowers' Counsel

                          REVOLVING CREDIT AND TERM LOAN AGREEMENT

     This REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of the 1st day of October, 1997, by and among DYNAMICS RESEARCH CORPORATION, a Massachusetts corporation ("DRC"), DRC ENCODER, INC., a Massachusetts corporation ("Encoder"), DRC METRIGRAPHICS, INC., a Massachusetts corporation ("Metrigraphics"), DRC SOFTWARE, INC., a Massachusetts corporation ("Software"), DRC TELECOM, INC., a Massachusetts corporation ("Telecom"), and BROWN BROTHERS HARRIMAN & CO., a New York limited partnership ("BBH&Co"), as a Lender (as defined below), as Agent (as defined below) for itself and the other Lenders and as Swing Line Lender (as defined below), BANKBOSTON, N.A., a national banking association ("BankBoston"), THE CHASE MANHATTAN BANK, a New York banking corporation ("Chase"), STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company ("State Street"), CITIZENS BANK OF MASSACHUSETTS, a Massachusetts financial institution ("Citizens") and the other Lenders from time to time party hereto.

     1.     DEFINITIONS AND RULES OF INTERPRETATION.

     1.1. Definitions. The following terms shall have the meanings set forth in this 1 or elsewhere in the provisions of this Credit
Agreement referred to below:

          ABN AMRO Loan.  The meaning specified in 8(d).

          Adjusted LIBOR. With respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          Affected Lender.  The meaning specified in 17.4.

          Affiliate. As applied to any Person, a spouse of such Person, any relative (by blood, adoption or marriage) of such Person within the third degree, any managing member, director or officer of such Person, any corporation, association, firm or other entity of which such Person is a managing member, director or officer and any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

          Agent. BBH&Co in its capacity as agent for the Lenders hereunder, as well as its successors and assigns in such capacity pursuant to 12.8.

          Available Facility A Commitment. The Facility A Commitment less the sum of (i) the outstanding principal amounts advanced under Facility A and (ii) the outstanding principal amounts advanced as Swing Line Loans.

          Available Facility B Commitment. The Facility B Commitment less the outstanding principal amounts advanced under Facility B.

          Available Total Commitment.  The Available Facility A
Commitment plus the Available Facility B Commitment.

          Base Rate. For any date, a rate per annum equal to the higher of (i) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (.50%) or (ii) the annual rate of interest publicly announced from time to time by the Agent as its "commercial base rate" in effect on such day.

          Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

          Base Rate Margin.  The meaning specified in 2.7(a).

          Borrower. Each of DRC, Encoder, Metrigraphics, Software and Telecom.

          Business Day. Any day on which banking institutions in Boston, Massachusetts are open for the transaction of banking business and, in the case of LIBOR Loans, also a day which is a LIBOR Business Day.

          Capital Expenditures. Any payment made directly or indirectly by DRC or any of its Subsidiaries for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the Consolidated fixed asset account of DRC and its Subsidiaries, including without limitation amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of a Borrower thereunder would be required by GAAP to be capitalized and shown as liabilities on the Consolidated balance sheet of DRC and its Subsidiaries.

          Capitalization. As of the date of any determination thereof, the sum of (a) Tangible Net Worth and (b) Indebtedness for borrowed money of DRC and its Subsidiaries on a Consolidated basis.

          Capitalized Leases. Leases under which a Person is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

          Change in Control. Shall be deemed to have occurred if any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 50%, on a fully-diluted basis, of the aggregate ordinary voting power of DRC.

          Closing Date. The first date on which the conditions set forth in 10 and 11 have been satisfied and any Loans are made.

          Code.  The Internal Revenue Code of 1986, as amended.

          Commitment. As to any Lender, such Lender's portion of the Total Commitment equal to such Lender's Percentage.

          Commitment Fee.  The meaning specified in 2.2(b)

          Consolidated. With reference to any term herein, shall mean that term as applied to the accounts of DRC and its Subsidiaries, consolidated in accordance with GAAP.

          Conversion Date.  October 1, 1999.

          Credit Agreement.  This Credit Agreement, including the
Schedules and Exhibits hereto.

          Current Lines of Business. The lines of business conducted by the Borrower and its Subsidiaries on the Closing Date and any business and activities incidental thereto, including: (i) the provision of computer systems services and other engineering and management support services to the Department of Defense and other customers, including the development and operation of computer-based management information systems in which software programs are applied to collect, analyze, store and retrieve information relating to component parts of weapons systems; (ii) the manufacture of position and motion sensors and other precision components, including encoders that measure movement, and precision-patterned glass and electroformed metal products; (iii) the telephone fraud detection and control business; and (iv) the object-oriented development software business.

          Debt Coverage Certificate.  The meaning specified in 2.7(a)

          Debt Coverage Ratio.  The meaning specified in 2.7(a).

          Dollars or $. Dollars in lawful currency of the United States of America.

          Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with 2.9.

          EBITDA. For any period, the Consolidated Net Income of DRC and its Subsidiaries for such period adjusted by adding back thereto amounts deducted in computing such Consolidated Net Income in respect of
(a) Interest Expense of DRC and its Subsidiaries, (b) taxes in respect of income and profits of DRC and its Subsidiaries and (c) depreciation and amortization of DRC and its Subsidiaries.

          Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by a Borrower or any ERISA Affiliate, or with respect to which a Borrower or any ERISA Affiliate has actual or contingent liability, in each case other than a Multiemployer Plan.

          Environmental Laws. Any and all applicable current and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any governmental authority, relating in any way to the environment, preservation or reclamation of natural resources or human exposure to or the management or Release or threatened Release of any Hazardous Material.

          ERISA. The Employee Retirement Income Security Act of 1974, as amended.

          ERISA Affiliate. Any Person which is treated as a single employer with a Borrower under Section 414 of the Code or Section 4001 of ERISA.

          ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

          Event of Default.  The meaning specified in 9.1.

          Facility A.  The meaning specified in 2.1.

          Facility A Commitment.  The meaning specified in 2.1.

          Facility A Revolving Credit Note.  The meaning specified in 2.4.

          Facility A Maturity Date. October 1, 2000, subject to extension pursuant to 2.4.

          Facility B.  The meaning specified in 2.1.

          Facility B Commitment.  The meaning specified in 2.1.

          Facility B Revolving Credit Note.  The meaning specified in 2.4.

          Federal Funds Effective Rate. For any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          GAAP. Generally accepted accounting principles in the United States of America.

          Guaranteed Pension Plan. Any Employee Benefit Plan the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA.

          Hazardous Materials. All explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls or materials or equipment containing polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          Indebtedness. All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon a Person's balance sheet as liabilities, including: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired by such Person subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all obligations in respect of Capitalized Leases; and
(d) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness owed by others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

          Interest Expense. For any period, the aggregate amount (determined in accordance with GAAP) of interest paid or payable during such period by any Person in respect of all Indebtedness for borrowed money, Capitalized Leases and the deferred purchase price of property.

          Interest Payment Date. (a) As to any Base Rate Loan, March 31, June 30, September 30 and December 31 and any date on which such Base Rate Loan is converted to a LIBOR Loan; and (b) as to any LIBOR Loan, the last day of the Interest Period relating to such LIBOR Loan; provided, that in the event that such Interest Period is 180 days, the 90th day and the last day of such Interest Period.

          Interest Period. With respect to each LIBOR Loan, the period of one, two, three or six months, as selected by a Borrower commencing on the Drawdown Date of such LIBOR Loan; provided that the foregoing provisions relating to Interest Periods are subject to the following:

          (a) if any Interest Period would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day; and

          (b) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

          Investments. All expenditures made and all liabilities incurred (contingently or otherwise), without duplication, for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding;
(b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

          Lenders. Each Person (including the Swing Line Lender) which may from time to time own a Percentage of the Total Commitments, including BBH&Co in its capacity as a Lender and as the Swing Line Lender; provided, however, that the term "Lender" shall not include any Participant.

          LIBOR. With respect to any LIBOR Loan for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, three Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, the "LIBOR" with respect to such LIBOR Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent (or, if the Agent does not have such an office, such office of any other Lender, as selected by the Agent) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, three Business Days prior to the commencement of such Interest Period.

          LIBOR Business Day. Any Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

          LIBOR Loans. Loans bearing interest calculated by reference to the Adjusted LIBOR.

          LIBOR Margin.  The meaning specified in 2.7(a).

          Licenses.  The meaning specified in 5.5.

          Loan Documents. This Credit Agreement, the Notes and any other document executed and delivered in connection herewith.

          Loan Request.  The meaning specified in 2.8.

          Loans. The Swing Line Loan and the Revolving Credit Loans made under Facility A and the Revolving Credit Loans and the Term Loans made under Facility B.

          Maturity Date.  October 1, 2002.

          Moody's.  Moody's Investors Service, Inc.

          Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by a Borrower or any ERISA Affiliate or with respect to which a Borrower or any ERISA Affiliate has actual or contingent liability.

          Net Income. Income (or loss), excluding extraordinary items of income (or loss), of a Person for the period in question (taken as a cumulative whole), after deducting therefrom all operating expenses, reserves and other proper deductions (including any minority interest expense), all determined in accordance with GAAP. For purposes hereof, the Consolidated Net Income of DRC and its Subsidiaries shall include the Net Income of any other Persons acquired prior to the date that it either becomes a Subsidiary of such Borrower, is merged into or consolidated with such Borrower, or such other Person's assets are assigned, directly or indirectly, to such Borrower, provided that, in the case of each of the foregoing, (i) the Net Income of such other Person shall only be so included to the extent that such Net Income is attributable to such other Person or to such assets as are acquired from such other Person for the relevant period, all to the satisfaction of the Agent, and (ii) any discrepancies in accounting treatment between such Borrower and such other Person are conformed so as to make the foregoing determination, to the satisfaction of the Agent.

          Notes. The Swing Line Note, the Revolving Credit Notes and the Term Notes.

          Obligations. All indebtedness, obligations and liabilities of the Borrowers to the Lenders, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under the Loan Documents or in respect of any of the Loans or the Notes or other instruments at any time evidencing any thereof.

          Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

          Participant.  The meaning specified in 17.3.

          PBGC. The Pension Benefit Guaranty Corporation created by 4002 of ERISA and any successor entity or entities having similar responsibilities.

          Percentage.  The meaning specified in 2.1(a).

          Permitted Liens.  The meaning specified in 7.2.

          Person. Any individual, corporation, partnership, limited liability company, trust, unincorporated association, joint venture, organization, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

          Projections. DRC's forecasted balance sheets, profit and loss statements and cash flow statements, all prepared on a basis consistent with DRC's historical financial statements, together with appropriate supporting details and statements of underlying assumptions.

          Qualified Plan. A pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which a Borrower or any ERISA Affiliate sponsors, maintains, or to which any such Person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

          Record. The grid attached to each Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Revolving Credit Loan referred to in the Revolving Credit Notes.

          Refunded Swing Line Loan.  The meaning specified in 2.1(d).

          Release. Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

          Replacement Lender.  The meaning specified in 17.4.

          Required Lenders. Any two or more Lenders holding in the aggregate at least sixty-six and two-thirds percent (66 2/3%) of the amounts Outstanding on the Loans or, if no amounts are Outstanding under Facility A or Facility B, of the Percentages of the Total Commitment.

          Revolving Credit Loan. Any revolving credit loan (including any Swing Line Loan) made under Facility A or any revolving credit loan made under Facility B pursuant to 2.1(b).

          Revolving Credit Notes.  The meaning specified in 2.4.

          S&P. Standard & Poor's Ratings Group, a division of the McGraw Hill Companies, Inc.

          Senior Debt.  All Indebtedness of a Person and its
Subsidiaries (without duplication) in respect of borrowed money, Capitalized Leases and the deferred purchase price of property, other than Subordinated Debt.

          Statutory Reserve Rate. A fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States to which any of the Lenders is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board), as appropriately adjusted by mutual agreement of the Agent and the Required Lenders to the extent that any Lender is not subject to, or is subject to different reserve requirements under, such regulations. Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          Subordinated Debt: (a) The existing Indebtedness of the Borrowers which is designated as "Subordinated Debt" in Schedule 5.8 attached hereto, and (b) any other Indebtedness of a Borrower which matures in its entirety and by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Debt) is made subordinate and junior in right of payment to the Notes and to each Borrower's other obligations to the Lenders hereunder by provisions reasonably satisfactory in form and substance to the Required Lenders and their counsel.

          Subsidiary. Any partnership, corporation, association, trust, or other business entity of which DRC shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Interests.

          Swing Line Availability.  The meaning specified in 2.1(d).

          Swing Line Lender.  BBH&Co.

          Swing Line Loan.  The meaning specified in 2.1(d).

          Swing Line Note.  The meaning specified in 2.6.

          Tangible Net Worth. As of the date of any determination thereof, the difference of: (a) DRC's stockholders' equity; minus (b) the sum of: (i) all intangible assets of DRC and its Subsidiaries; and
(ii) all amounts due to DRC from any of its Affiliates (other than any other Borrower), in each case calculated on a Consolidated basis.

          Term Loans.  Any term loans made under Facility B pursuant to
                       2.1(c).

          Term Note.  The meaning specified in 2.5.

          Total Commitment.  The meaning specified in 2.1.

          Unfunded Benefit Liability means the excess of a Qualified Plan's or a Multiemployer Plan's benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such plan's assets, determined in accordance with the assumptions used by the plan's actuaries for funding the plan pursuant to Section 412 of the Code for the applicable plan year.

          Voting Interests. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the partnership, corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

     1.2.  Rules of Interpretation.

          (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

          (b) The singular includes the plural and the plural includes the singular.

          (c) A reference to any law includes any amendment or modification to such law.

          (d) A reference to any Person includes its permitted successors and permitted assigns.

          (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

          (f) The words "include", "includes" and "including" are not limiting.

          (g) Reference to a particular "" refers to that section of this Credit Agreement unless otherwise indicated.

          (h) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

          (i) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if a Borrower notifies the Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies a Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

     2.  THE CREDIT FACILITIES.

     2.1.  Amounts and Terms of the Facilities.

     (a) Commitments. The Borrowers wish to establish one revolving credit facility and one standby facility with the Lenders in an aggregate principal amount at any one time outstanding not in excess of $45,000,000. The two credit facilities shall consist of (i) Facility A, a revolving credit facility in an aggregate principal amount at any one time outstanding not in excess of $30,000,000 (as such amount may be reduced from time to time pursuant to Section 2.3, the "Facility A Commitment") and (ii) Facility B, a standby revolving credit facility, convertible into a term loan on the Conversion Date, in an aggregate principal amount at any one time outstanding not in excess of $15,000,000 (as such amount may be reduced from time to time pursuant to Section 2.3, and on or after the Conversion Date, pursuant to Section 3.1, the "Facility B Commitment"). The Facility A Commitment and the Facility B Commitment are collectively referred to as the "Total Commitment". Each Lender is severally willing to establish such revolving credit facility and such standby credit facility on behalf of the Borrowers, subject to the terms and conditions hereafter set forth, in the aggregate maximum amounts at any one time outstanding set forth opposite each Lender's name and in the respective percentages set forth opposite each Lender's name which shall be applicable to such revolving credit facility and such standby credit facility hereunder (hereinafter referred to as such Lender's "Percentage"):


                                             Percentage
                                             of Total
     Lender            Commitment            Commitment

     BBH&Co            $12,000,000           26.67%

     BankBoston        $9,000,000            20.00%

     Chase             $9,000,000            20.00%

     State Street      $9,000,000            20.00%

     Citizens           $6,000,000            13.33%


     TOTAL             $45,000,000           100.00%

     (b) Revolving Loans. Subject to the terms and conditions set forth in this Credit Agreement, each Lender hereby severally establishes
(i) one revolving credit facility in favor of the Borrowers in the individual principal amount of such Lender's Percentage of the Facility A Commitment and (ii) one standby revolving credit facility in favor of the Borrowers in the individual principal amount of such Lender's Percentage of the Facility B Commitment, the two credit facilities being in the aggregate principal amount of such Lender's Percentage of the Total Commitment. Each Lender agrees to lend to any Borrower, and any Borrower may borrow, repay, and, with respect to Facility A, reborrow from time to time between the Closing Date and the Facility A Maturity Date and, with respect to Facility B, reborrow from time to time between the Closing Date and the Conversion Date, in either case upon notice by any Borrower to the Agent given in accordance with 2.8, such sums as are requested by such Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender's Percentage of the Available Total Commitment; provided, however, that the proceeds of any and all borrowings and reborrowings under Facility A and Facility B shall be used solely for the respective purposes described in 5.16.
All Revolving Credit Loans shall be made as LIBOR Loans or Base Rate Loans, at a Borrower's option. LIBOR Loans may be converted to Base Rate Loans and Base Rate Loans may be converted to LIBOR Loans. LIBOR Loans shall be continued or converted to Base Rate Loans under the circumstances, and subject to the conditions, specified in 2.9. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by each of the Borrowers that the conditions set forth in 10 and 11, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and 11, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

     (c) Term Loans. Each Lender hereby severally agrees that, at the request of any Borrower, absent an Event of Default and subject to the terms and conditions hereinafter set forth and upon the simultaneous payment in full of principal of, and interest on, all Revolving Credit Loans then outstanding under Facility B, it shall make a Term Loan to such Borrower on the Conversion Date which shall be in a principal amount not exceeding the then outstanding principal amounts which such Lender has advanced under Facility B; provided, however, that such payment in full of the Revolving Credit Loans then outstanding under Facility B and the making of the Term Loans shall occur simultaneously and the proceeds of such Term Loans shall be applied to such payment of the Revolving Credit Loans under Facility B. Any request by a Borrower for the Term Loans hereunder shall be made by written notice to the Agent at least three (3) Business Days prior to the Conversion Date, and shall be made pro rata from each of the Lenders in accordance with their respective Percentages of the Total Commitment. Such notice shall specify the principal amount of the Term Loans. Upon receipt of such request for the Term Loans hereunder, the Agent shall promptly notify the other Lenders, specifying the principal amount thereof. Each Lender shall make its Term Loan hereunder on the Conversion Date by delivering to the Agent the amount thereof in immediately available funds (except to the extent the proceeds of such Term Loan are to be applied simultaneously to the payment of the Revolving Credit Note payable to such Lender as aforesaid), by not later than 1:00 p.m., Boston time, on the Conversion Date. The Agent shall credit the amount of any such funds provided by the Lenders to the account designated by the Borrower requesting a Term Loan or, if such Borrower does not designate any account, to DRC's regular deposit account with the Agent.

     (d)     Swing Line Loans.

          (i) On any date prior to the Facility A Maturity Date on which the Agent receives any Loan Request in respect of the Available Facility A Commitment pursuant to 2.8, designated as a Swing Line Loan, the Agent promptly shall notify the Swing Line Lender and, subject to the terms and conditions hereof, the Swing Line Lender shall, on the date the Agent receives such Loan Request, make an advance (each a "Swing Line Loan") in accordance with any such notice. The aggregate amount of Swing Line Loans at any time outstanding shall not exceed the lesser of (A) $3,000,000 and (B) the Available Facility A Commitment ("Swing Line Availability"). Until the Facility A Maturity Date, any Borrower may from time to time borrow, repay and reborrow under this 2.1(d). Each Swing Line Loan shall be made pursuant to a Loan Request in respect of the Available Facility A Commitment pursuant to 2.8.
Each such Loan Request must be given no later than 12:00 p.m. (Boston time) on the Business Day of the proposed Swing Line Loan. Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loans shall constitute Base Rate Loans. The Borrowers shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Agent, provided that (i) absent an Event of Default or any other event which, with the giving of notice or passage of time or both, would constitue an Event of Default, the Agent shall not make such demand prior to the Business Day next succeeding the date on which such Swing Line Loan is made and (ii) all amounts of principal and accrued interest outstanding on the Facility A Maturity Date or the earlier maturity by acceleration or otherwise shall be paid in full on such date.

          (ii) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion, may on behalf of each Borrower (and each Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender (including the Swing Line Lender in its capacity as a Lender) to make a Revolving Credit Loan under Facility A to such Borrower (which shall be a Base Rate Loan) in an amount equal to such Lender's Percentage of the aggregate principal amount of the Swing Line Loans made to such Borrower (the "Refunded Swing Line Loan") outstanding on the date such notice is given. Unless any of the events described in 9.1(f) or 9.1(g) shall have occurred (in which event the procedures of 2.1(d)(iii) shall apply) and regardless of whether the conditions precedent set forth in this Credit Agreement to the making of a Revolving Credit Loan are then satisfied, each Lender shall disburse directly to the Agent such Lender's Percentage of the Refunded Swing Line Loan on behalf of the Swing Line Lender, prior to 1:00 p.m. (Boston time), in immediately available funds on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

          (iii) If, prior to refunding any Swing Line Loan pursuant to 2.1(d)(ii), one of the events described in 9.1(f) or 9.1(g) shall have occurred, then, subject to the provisions of 1.1(d)(iv) below, each Lender will, on the date such Revolving Credit Loan was to have been made for the benefit of a Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Percentage of such Swing Line Loan. Upon request, each Lender will promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate, substantially in the form of Exhibit A attached hereto, dated the date of receipt of such funds and in such amount.

          (iv) Each Lender's obligation to make Revolving Credit Loans and to purchase participating interests in accordance with this 52.1(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Agent, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of any Event of Default or any event which, with the giving of notice or passage of time or both would constitute an Event of Default, (C) any inability of a Borrower to satisfy the conditions precedent to borrowing set forth in this Credit Agreement on the date upon which such participating interest is to be purchased or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to the Agent or the Swing Line Lender, as applicable, the amount required pursuant to 2.1(d)(ii) or 2.1(d)(iii), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at a rate equal to the Base Rate plus the Base Rate Margin.

     2.2.  Fees.

     (a) Funding Fee. The Borrowers agree to pay to the Agent for the ratable account of each Lender, on the date of each Revolving Credit Loan under Facility B, a funding fee (the "Funding Fee") calculated at the rate of 0.5% of such Revolving Credit Loan under Facility B.

     (b) Commitment Fee. The Borrowers agree to pay to the Agent for the ratable account of each Lender, on each date that DRC delivers to the Agent a Debt Coverage Certificate pursuant to 2.7(a) and on the Facility A Maturity Date, a commitment fee (the "Commitment Fee") calculated at the rate per annum set forth below on (i) at any time prior to the Conversion Date, the daily average unused portion of such Lender's portion of the Available Total Commitment during the immediately preceding fiscal quarter of DRC or, if applicable, the portion thereof ending prior to the Conversion Date (adjusted as appropriate for any reduction or termination of any portion of the Total Commitment pursuant to 2.3 during the immediately preceding fiscal quarter or portion thereof), and (ii) at any time on or after the Conversion Date, the daily average unused portion of such Lender's portion of the Available Facility A Commitment during the immediately preceding fiscal quarter of the Borrower or, if applicable, the portion thereof commencing on or after the Conversion Date (adjusted as appropriate for any reduction or termination of any portion of the Facility A Commitment pursuant to 2.3 during the immediately preceding fiscal quarter or portion thereof). The Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable in arrears.


                    Debt              Commitment Fee
               Coverage Ratio

                   < 1.5                  .20%

              > 1.5 to < 2.0              .25%

              > 2.0 to < 2.5              .30%

                   > 2.5                  .35%

     Notwithstanding the foregoing, the Commitment Fee shall be .35 % during any period when (i) an Event of Default shall have occurred and be continuing and shall not have been waived or (ii) the Debt Coverage Certificate in respect of the immediately preceding Fiscal quarter shall not have been delivered when required by 2.7(a).

     (c) Agent's Fees. The Borrowers agree to pay to the Agent, for the Agent's own account, such other fees as DRC and the Agent have heretofore agreed upon in writing.

     2.3. Reduction of Commitments. Subject to the terms and conditions of 3, each Borrower shall have the right at any time and from time to time upon three (3) Business Days' prior written notice to the Agent (which shall in turn give a prompt written notice to each Lender) to reduce by $1,000,000 or a multiple of $1,000,000 in excess thereof or terminate entirely any portion of the Facility A Commitment and/or of the Facility B Commitment, pro rata in accordance with each Lender's Percentage, whereupon the Facility A Commitment and/or the Facility B Commitment, as applicable, shall be reduced accordingly or, as the case may be, terminated. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Agent for the ratable account of each Lender the full amount of any Commitment Fee payable pursuant to 2.2(b) then accrued on the amount of the reduction. No reduction of the Facility A Commitment and/or the Facility B Commitment, as applicable, may be reinstated. Concurrently with each reduction of any such commitment pursuant to this 2.3, the amount specified in 2.1(a) as the amount of the Facility A Commitment and/or Facility B Commitment, as the case may be, for the period in which such reduction is made and for each subsequent period shall be reduced by an amount equal to the amount of such reduction.

     2.4. Revolving Credit Notes. The Revolving Credit Loans made by the Lenders in respect of Facility A and Facility B shall each be evidenced by a single promissory note of the Borrowers in substantially the form of Exhibit B-1 attached hereto (the "Facility A Revolving Credit Note") and Exhibit B-2 attached hereto (the "Facility B Revolving Credit Note" and, collectively with the Facility A Revolving Credit Note, the "Revolving Credit Notes"), each dated as of the Closing Date and completed with appropriate insertions. The Revolving Credit Notes shall be payable to the order of the Agent for the ratable account of each Lender in principal amounts equal to the Facility A Commitment and the Facility B Commitment, respectively, or, if less, the aggregate outstanding amount of all Revolving Credit Loans made by the Lenders in respect of the applicable Facility, plus interest accrued thereon, as set forth below. The Borrowers irrevocably authorize the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loans under Facility A and/or Facility B or at the time of receipt of any payment of principal or interest on any Revolving Credit Note, an appropriate notation on its Record reflecting the making of such Revolving Credit Loans or (as the case may be) the receipt of such payment and the respective pro-rata allocations to each Lender in accordance with its respective Percentage of the Total Commitment. The Agent shall record the outstanding amount of the Revolving Credit Loans on the Record as prima facie evidence of the principal amount thereof owing and unpaid to the Agent for the ratable account of the Lenders, but the failure to record, or any error in so recording, any such amount on the Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under the Revolving Credit Notes to make payments of principal of or interest on the Revolving Credit Notes when due. All Facility A Revolving Credit Notes shall be due and payable on the Facility A Maturity Date, provided that the Facility A Maturity Date may, with the approval of all of the Lenders, be extended annually thereafter for each of the next two twelve-month periods following the Facility A Maturity Date. All Facility B Revolving Credit Notes shall be due and payable on the Conversion Date.

     2.5. Term Note. The Term Loans shall be evidenced by a single term note in the form attached hereto as Exhibit B-3 (the "Term Note"), payable to the order of the Agent for the ratable account of each Lender, duly executed on behalf of each Borrower, dated the Conversion Date and in the aggregate principal amount of the Term Loan. The principal amount of the Term Note shall be payable in equal consecutive quarterly installments based upon a three-year amortization schedule beginning on the Conversion Date and ending on the Maturity Date.

     2.6. Swing Line Note. The Swing Line Loans shall be evidenced by a single promissory note in the form attached hereto as Exhibit B-4 (the "Swing Line Note"), payable to the order of the Agent for the account of the Swing Line Lender, dated as of the Closing Date and in the aggregate principal amount of $3,000,000 or, if less, the aggregate outstanding amount of all Swing Line Loans.

     2.7.  Interest on Loans.

     (a) DRC shall deliver to the Agent on the Closing Date and on or before the 45th day immediately following the end of each fiscal quarter of DRC a certificate duly signed by the chief financial officer or treasurer of DRC and reasonably satisfactory in form and substance to the Lenders (a "Debt Coverage Certificate") setting forth the ratio of
(i) the Consolidated Senior Debt of DRC and its Subsidiaries for the immediately preceding fiscal quarter-end to (ii) Consolidated EBITDA and its Subsidiaries for the four (4) consecutive quarters ending on such fiscal quarter-end (the "Debt Coverage Ratio"). Loans shall bear interest at a rate per annum equal to the Adjusted LIBOR or Base Rate, as the case may be, plus the applicable margin set forth below based on the Debt Coverage Ratio (which margin is referred to, in the case of Base Rate Loans, as the "Base Rate Margin" and, in the case of LIBOR Loans, as the "LIBOR Margin"). Subject to subparagraph (b) below, each change in the applicable margin based on a change in the Debt Coverage Ratio shall be effective, with respect to all Loans outstanding on or after the date of delivery of a Debt Coverage Certificate, from and including the date of delivery of such certificate until the date immediately preceding the next date of delivery of a Debt Coverage Certificate indicating another such change.


                    Debt              Base                Adjusted LIBOR
                    Coverage          Rate Margin         Margin
                    Ratio

                     <1.5                 0                  .50%
                 >1.5 to <2.0             0                  .75%
                 >2.0 to <2.5             0                 1.00%
                     >2.5                 0                 1.50%



     (b) During any period when an Event of Default shall have occurred and be continuing or in the event that DRC fails to provide the Agent with the Debt Coverage Certificate for any fiscal quarter of DRC, then until such Event of Default is cured or waived or such certificate is provided, as the case may be, the applicable margin over the Base Rate shall be zero (0) and the applicable margin over the Adjusted LIBOR shall be one and one-half percent (1.5%).

     (c) Interest on each Base Rate Loan and LIBOR Loan shall be computed on the basis of the actual number of days elapsed in a year of 360 days, in each case without duplication of any day in successive Interest Periods.

     (d) The Borrowers agree to pay to the Agent, for the pro rata benefit of the Lenders, interest on each Loan in arrears on each Interest Payment Date with respect thereto.

     2.8. Requests for Loans. A Borrower shall give to the Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of the Loans requested from the Lenders hereunder (a "Loan Request"), no later than 12:00 noon, Boston time, (i) no less than one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (ii) no less than three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Loans; provided, however, that a Borrower may give to the Agent a Loan Request for a Swing Line Loan at any time prior to 12:00 noon, Boston time on the proposed Drawdown Date of such Swing Line Loan. Each such notice shall specify (i) the aggregate principal amount of the Loans requested from the Lenders specifying whether such Loans are in respect of the Available Facility A Commitment (and, if so, whether a Swing Line Loan) and/or the Available Facility B Commitment (and in each case not in excess of the unused portion of the Available Total Commitment), (ii) whether such Loans are to be LIBOR Loans or Base Rate Loans, (iii) whether such Loans are to be Revolving Credit Loans or Term Loans (subject, however, to 2.1(b) and 2.1(c) which respectively provide that, under Facility B, Loans made prior to the Conversion Date shall be Revolving Credit Loans and Loans made on the Conversion Date shall be Term Loans), (iv) the proposed Drawdown Date of such Loans, (v) in the case of LIBOR Loans, the Interest Period for such Loans, (vi) the purpose or purposes to which the proceeds of such Loans shall be applied, and (vii) such other matters as are set forth on Exhibit C. Each Loan Request shall be in a minimum aggregate amount of $1,000,000 or a higher integral multiple of $500,000; provided, however, that each Loan Request for a Swing Line Loan shall be in a minimum aggregate amount of $100,000 or a higher integral multiple of $50,000. The Agent shall then promptly notify each Lender by written notice of its respective Percentage of the Loans requested.

     2.9.  Conversion and Continuation.

     Each Borrower shall have the right at any time upon prior irrevocable notice to the Agent (a) not later than 12:00 noon, Boston time, one (1) Business Day prior to the date of conversion, to convert any LIBOR Loan into a Base Rate Loan, (b) not later than 12:00 noon, Boston time, three (3) LIBOR Business Days prior to conversion or continuation, to convert any Base Rate Loan into a LIBOR Loan or to continue any LIBOR Loan as a LIBOR Loan for an additional Interest Period, and (c) not later than 12:00 noon, Boston time, three (3) Business Days prior to conversion, to convert the Interest Period with respect to any LIBOR Loan to another permissible Interest Period, subject in each case to the following:

          (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Loans;

          (ii) if less than all the outstanding principal amount of any Loans shall be converted or continued, then the resulting Loans shall satisfy the limitations specified in the penultimate sentence of 2.8 regarding the principal amount of Loans;

          (iii) each conversion shall be effected by the Agent by recording for the account of each Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount;

          (iv) accrued interest on a LIBOR Loan (or portion thereof) being converted or continued shall be paid by the Borrowers at the time of conversion or continuation;

          (v) LIBOR Loans may only be converted at a time that is the end of the Interest Period applicable thereto;

          (vi) any portion of a Loan maturing or required to be repaid in less than one month may not be converted into or continued as a LIBOR Loan;

          (vii) any portion of a LIBOR Loan that cannot be converted into or continued as a LIBOR Loan by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Loan into a Base Rate Loan; and

          (viii)     no Event of Default and no event which, with the
     giving of notice or      passage of time or both, would constitute
     an Event of Default has occurred and is continuing; provided, however, that the condition set forth in this clause (viii) shall not be applicable to the conversion of any LIBOR Loan into a Base Rate Loan pursuant to 2.9(a).

     Each notice pursuant to this 2.9 shall be irrevocable and shall refer to this Agreement and specify (i) the identity (including whether such Loan is a Term Loan or a Revolving Credit Loan) and amount of the Loan that a Borrower requests be converted or continued, (ii) whether such Loan is to be converted to or continued as a LIBOR Loan or a Base Rate Loan, (iii) if such notice requests a conversion, the date of such conversion (which shall be a LIBOR Business Day) and (iv) if such Loan is to be converted to or continued as a LIBOR Loan, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a LIBOR Loan, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Agent shall promptly advise the other Lenders of any notice given pursuant to this 2.9 and of each Lender's portion of any converted or continued Loans. If the Borrower shall not have given notice in accordance with this 2.9 to continue any LIBOR Loans into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this 2.9 to convert such LIBOR Loans), such LIBOR Loans shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into Base Rate Loans.

     2.10. Funds for Loans. Subject to the satisfaction of the other conditions set forth herein, to the extent applicable (including 2.8), each Lender will make available to the Agent on the proposed date of any Loan (other than a Swing Line Loan) by wire transfer of immediately available funds not later than 1:00 P.M., Boston time, the aggregate amount of its Percentage of such Loans requested by the Borrowers, and the Agent shall credit the aggregate amount so received to the respective accounts designated by the Borrowers or, if a Borrower does not designate any account, to DRC's regular deposit account with the Agent.

     3.  PREPAYMENT OF THE LOANS; RESERVES.

     3.1. Voluntary Prepayments. Each Borrower shall have the right, at its election, to prepay the outstanding amount of any Loans, as a whole or in part, at any time without penalty or premium, except as provided in 4.8; provided, however, that once repaid or prepaid, Term Loans made under Facility B may not be reborrowed. A Borrower shall give irrevocable written notice to the Agent, no later than 12:00 noon, Boston time, one Business Day prior to any proposed prepayment of Base Rate Loans pursuant to this 3 and no later than 11:00 a.m., Boston time, three LIBOR Business Days prior to any proposed prepayment of LIBOR Rate Loans pursuant to this 3, in each case specifying the proposed date of prepayment of the Loans and the principal amount and accrued interest to be prepaid, and the Agent shall promptly give notice thereof to each Lender. Each such prepayment of the Base Rate Loans shall be in a minimum amount of the lesser of (i) $1,000,000 and
(ii) the aggregate amount outstanding under the Notes being prepaid, and shall be accompanied by the payment of accrued interest on the principal prepaid to the date of such prepayment. Prepayments of Term Loans under Facility B will be applied first to the principal amount of the Term Loan which is due on the Maturity Date and then to the installments required to be paid on the Term Loan pursuant to 2.5 in inverse order of maturity.

     3.2. Mandatory Prepayments. If at any time the outstanding principal amount of all Loans in respect of Facility A or Facility B exceeds (or, in the case of any notice of reduction of the Facility A Commitment and/or the Facility B Commitment pursuant to 2.3, would exceed) the Facility A Commitment or the Facility B Commitment, respectively, the Borrowers will immediately prepay the applicable Note or Notes, subject to 4.8, in an amount necessary to cause the outstanding principal amount of all Loans in respect of Facility A or Facility B not to exceed the Facility A Commitment or the Facility B Commitment, as applicable.

     4.  CERTAIN GENERAL PROVISIONS.

     4.1.  Funds for Payments.

          (a) All payments of principal, interest, fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent for the ratable account of the Lenders at 40 Water Street, Boston, Massachusetts 02109, or at such other location as the Agent may from time to time designate, in each case in Dollars constituting immediately available funds.

          (b) All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless a Borrower is compelled by law to make such deduction or withholding or if the taxes are based upon or measured by the income or profits of the Lenders, including profits or receipts with respect to the Loans. If any such obligation is imposed upon a Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrowers will pay to the Agent for the ratable account of the Lenders on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders to receive the same net amount which the Lenders would have received on such due date had no such obligation been imposed upon such Borrower. The Borrowers will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document. In the event any Lender receives a refund of any taxes or other amounts for which it has received payment from a Borrower pursuant to this 4.1(b), such Lender shall, within 30 days from the date of such receipt, pay the amount of such refund to such Borrower but only to the extent of payments made by such Borrower pursuant to this 4.1(b) and net of all costs and expenses of the Agent and such Lender relating thereto and without interest (other than interest, if any, paid by the relevant government authority with respect to such refund); provided, however, that the Borrowers upon request of the Agent or any Lender, agree to repay the amount paid to a Borrower to the Agent or such Lender if the Agent or such Lender is required to repay such refund to such governmental authority.

     4.2. Computations. All computations of interest on the LIBOR Loans and the Base Rate Loans and of commitment or other fees shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to LIBOR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

     4.3. Inability to Determine Adjusted LIBOR. In the event, prior to the commencement of any Interest Period relating to any LIBOR Loan, the Agent shall determine that adequate and reasonable methods do not exist in the marketplace for ascertaining the Adjusted LIBOR that would otherwise determine the rate of interest to be applicable to any LIBOR Loan during any Interest Period, the Agent shall give notice of such determination (which shall be conclusive and binding on the Borrowers) to the Borrowers. In such event (a) any Loan Request with respect to LIBOR Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each LIBOR Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and (c) the obligations of the Lenders to make LIBOR Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrowers.

     4.4. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or change in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Loans, such Lender shall forthwith give notice of such circumstances to the Agent who shall in turn notify the Borrowers and thereupon (a) the commitment of such Lender to make LIBOR Loans shall forthwith be suspended and (b) the Loans then outstanding as LIBOR Loans from such Lender, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Loans or within such earlier period as may be required by law. The Borrowers hereby agree promptly to pay the Agent on behalf of such Lender, upon demand by such Lender accompanied by a certificate setting forth in reasonable detail such costs, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this 4.4, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder; provided, that to the extent permitted by applicable law, each Lender shall maintain each LIBOR Loan until the last day of an Interest Period.

     4.5. Additional Costs, Etc. If any change in any present applicable law or if any future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body with the administration or the interpretation thereof and directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender by any central bank or other fiscal, monetary or other authority (whether or not having the force of law, but only if it is mandatory that such Lender comply), shall:

          (a) subject such Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, or the Loans (other than taxes based upon or measured by the income or profits of such Lender, including without limitation profits or receipts with respect to the Loans and other than any withholding tax imposed on any payments by the Borrowers to such Lender); or

          (b) materially change the basis of taxation (except for changes in taxes on income or profits and except for any withholding tax imposed on any payments by the Borrowers to the Lenders) of payments to such Lender of the principal of or the interest on any Loans or any other amounts payable to such Lender under this Credit Agreement or the other Loan Documents; or

          (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law, but only if it is mandatory that such Lender comply) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of such Lender; or

          (d) impose on such Lender any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, or any class of loans or commitments of which any of the Loans forms a part;

and the result of any of the foregoing is to:

          (i) increase the cost to such Lender of making, funding, issuing or maintaining any of the Loans or its Percentage of the Total Commitment; or

          (ii) reduce the amount of principal, interest or other amount payable to such Lender hereunder on account of any of the Loans or its Percentage of the Total Commitment; or

          (iii) require such Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender from the Borrower hereunder;

then, and in each such case, the Borrower will, within ten (10) Business Days following receipt of written notice from the Agent on behalf of such Lender, which written notice shall include a description of the relevant change in law, calculations of the amounts payable, pay to the Agent on behalf of such Lender such additional amounts as will be sufficient to compensate such Lender for such additional cost, reduction, payment or foregone interest or other sum.

     4.6. Capital Adequacy. If any change in any present law, governmental rule, regulation, policy, guideline or directive or if any future law, governmental rule, regulation, policy, guideline or directive (in each case whether or not having the force of law, but only if it is mandatory that the Lender comply) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction or any change in any such law or interpretation (including, without limitation, any change according to a prescribed schedule of increasing requirements, whether or not known on the date of this Credit Agreement) affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender and such Lender determines that the amount of capital required to be maintained by it is increased by or based upon the existence of the Commitments or Loans made pursuant hereto, then the Agent on behalf of such Lender may notify the Borrower of such fact. To the extent that the costs of such increased capital requirements are not reflected in the applicable rate(s) of interest on the Loans, the Borrower and the Agent on behalf of such Lender shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Lender in light of these circumstances. If the Borrower and the Agent on behalf of such Lender are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date Borrower received such notice (but not earlier than the effective date of any such increased capital requirement), from time to time the Borrower will pay to the Agent, on behalf of such Lender after consultation with the affected Lender, such additional amount that will, in the Agent's reasonable determination, provide adequate compensation to such Lender. Such Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

     4.7. Certificate. A certificate setting forth any additional amounts payable pursuant to 4.5, 4.6 or 4.8 and a reasonably detailed explanation of such amounts which are due, including calculation of such amounts, submitted by the Agent on behalf of any Lender to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

     4.8. Indemnity. The Borrowers agree to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense that such Lender may sustain or incur resulting from (a) a default by a Borrower in payment of the principal amount of or any interest on any Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans, (b) a default by a Borrower in making a borrowing after such Borrower has given (or is deemed to have given) a Loan Request relating thereto in accordance with
2.8 or (c) the making of any payment or prepayment of a Loan or the conversion of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

     4.9. Interest on Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest payable on demand at a rate per annum equal to (i) in the case of overdue principal and interest (to the extent permitted by law) of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in 2.7 or (ii) in the case of any other amount, 2% plus the then prevailing Base Rate plus the then prevailing applicable margin, in each case until such amount shall be paid in full (after as well as before judgment).

     4.10. Mitigation. Each Lender shall take commercially reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or suffer any disadvantage or burden deemed by it to be significant) to assign its rights and delegate and transfer its obligations hereunder to another of its offices to the extent that such assignment, delegation and transfer would reduce amounts otherwise payable by the Borrowers to such Lender pursuant to 4.1(b), 4.4, 4.5, 4.6 and 4.8 or to make or maintain LIBOR Loans hereunder. The Borrowers agree to pay all costs and expenses incurred by any Lender in connection with any such assignment, delegation and transfer.

     4.11. Joint and Several Obligations. Notwithstanding any other provision of this Credit Agreement, (i) each of the covenants, agreements and obligations of any Borrower set forth in this Credit Agreement or in any other Loan Document shall be the joint and several covenants, agreements and obligations of all of the Borrowers, regardless of whether a Borrower was the actual recipient of the proceeds of a Loan, (ii) all representations and warranties of any Borrower contained in this Credit Agreement or in any other Loan Document shall be deemed to be separately made by each of the Borrowers and (iii) any notice, request, consent, report or other information or agreement delivered by any Borrower shall be deemed for all purposes to be consented to, ratified and delivered by each of the Borrowers. In furtherance of the foregoing, each Borrower acknowledges and agrees that each covenant, agreement and obligation of any or all of the Borrowers in this Credit Agreement or any other Loan Document is enforceable against all Borrowers, jointly, or against any Borrower, severally.

     5.  REPRESENTATIONS AND WARRANTIES.      In order to induce the
Lenders to enter into this Credit Agreement and to make the Loans provided for hereunder, each Borrower makes the following representations and warranties, which shall survive the execution and delivery hereof and of the Notes:

     5.1 Organization, Standing, etc. of the Borrowers. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into this Agreement, the other Loan Documents and all other documents to be executed by it in connection with the transactions contemplated hereby, to issue the Notes and to carry out the terms hereof and thereof.

     5.2 Subsidiaries. Schedule 5.2 attached hereto correctly sets forth as to each Subsidiary, its name, the jurisdiction of its incorporation, the number of shares of its capital stock of each class outstanding and the number of such outstanding shares owned by DRC and its other Subsidiaries. Each such Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and proposed to be conducted. All of the outstanding capital stock of each Subsidiary is validly issued, fully-paid and nonassessable, and is owned by DRC or its Subsidiaries as specified in Schedule 5.2, in each case free of any mortgage, pledge, lien, security interest, charge, option or other encumbrance, other than restrictions imposed by applicable federal and state securities laws.

     5.3 Qualification. Each Borrower and its Subsidiaries are duly qualified or licensed and in good standing as foreign corporations duly authorized to do business in each jurisdiction in which the character of the properties owned or the nature of the activities conducted makes such qualification or licensing necessary.

     5.4 Financial Information; Disclosure, etc. The Borrowers have furnished the Lenders with the financial statements and other reports listed in Schedule 5.4 attached hereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis and fairly present the financial position and results of operations of the Persons to which they purport to relate as of the dates and for the periods indicated. Since the end of the most recent fiscal period shown in such financial statements or in the most recent financial statements delivered by DRC under 6.2(a), there has not been any material adverse change in the business, operations, condition (financial or otherwise) or properties of Borrowers and their Subsidiaries, taken as a whole. Neither this Agreement nor any financial statements, reports, projections or other documents or certificates furnished to the Lenders by the Borrowers in connection with the transactions contemplated hereby contain as of their respective dates any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein contained not misleading. None of the Loans will render any Borrower unable to pay its debts as they become due; no Borrower is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or, except as set forth on Schedule 5.4, the liquidation of all or a major portion of its property; and no Borrower has knowledge of any Person contemplating the filing of any such petition against it.

     5.5 Licenses, etc. Schedule 5.5 attached hereto accurately and completely lists all authorizations, licenses, permits and franchises of any public or governmental regulatory body which are necessary for the conduct of the business of each Borrower and its Subsidiaries as now conducted and the absence of which would result, either in any case or in the aggregate, in a material adverse change in the business, operations, affairs, condition (financial or otherwise) or properties of (i) DRC and its Subsidiaries, taken as a whole, (ii) Encoder and its Subsidiaries, taken as a whole, or (iii) Metrigraphics and its Subsidiaries, taken as a whole (such authorizations, licenses, permits and franchises, together with any extensions or renewals thereof, being herein sometimes referred to collectively as the "Licenses"). All of such Licenses are in full force and effect and each Borrower and its Subsidiaries have fulfilled and performed all of their obligations with respect thereto and have full power and authority to operate thereunder.

     5.6 Material Agreements. Schedule 5.6 attached hereto accurately and completely lists all material agreements and contracts which are presently in effect in connection with the conduct of the business of any Borrower and that which was or is required to be filed with the Securities and Exchange Commission as a "material contract" pursuant to Item 601(b)(10) of Registration S-K promulgated by the Securities and Exchange Commission.

     5.7 Tax Returns and Payments. Each Borrower and its Subsidiaries have filed all tax returns required by law to be filed and have paid all material taxes, assessments and other governmental charges levied upon any of their respective properties, assets, income or franchises, other than those not yet delinquent and those, not material in aggregate amount, being or about to be contested as provided in 6.7. The charges, accruals and reserves on the books of each Borrower and its Subsidiaries in respect of their respective taxes are adequate in the opinion of the Borrowers, and the Borrowers know of no unpaid assessment for additional taxes or of any basis therefor.

     5.8 Indebtedness, Liens and Investments, etc. Schedule 5.8 attached hereto sets forth, as of the date hereof, (a) the amounts of all outstanding Indebtedness of each Borrower and its Subsidiaries in respect of borrowed money, Capitalized Leases and the deferred purchase price of property, (b) all existing mortgages, liens and security interests in respect of such Indebtedness, (c) all agreements which directly or indirectly require any Borrower or its Subsidiaries to make any material investments, loans or advances and (d) all existing material guarantees by each Borrower and its Subsidiaries.

     5.9 Title to Properties; Liens. Each Borrower and its Subsidiaries have good and marketable title to all of their respective properties and assets, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, charge or encumbrance except for (i) Permitted Liens and (ii) minor liens and encumbrances which in the aggregate are not substantial in amount, do not in any case materially detract from the value of the property subject thereto or materially impair the operations of any Borrower and its Subsidiaries and have not arisen otherwise than in the ordinary course of business. Each Borrower and its Subsidiaries enjoy quiet possession under all leases to which they are parties as lessees, and, to the knowledge of each Borrower, all of such leases are valid, subsisting and in full force and effect. None of such leases contains any provision restricting the incurrence of indebtedness by the lessee.

     5.10 Litigation, etc. Except as set forth in Schedule 5.10 attached hereto, there is no action, proceeding or investigation pending or threatened (or any basis therefor known to any Borrower) which questions the validity of this Credit Agreement, the Notes or the other documents executed in connection herewith, or any action taken or to be taken pursuant hereto, or which could reasonably be expected to result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs, condition (financial or otherwise) or properties of DRC and the Subsidiaries, taken as a whole, or any of their respective properties or in any material liability on the part of DRC and the Subsidiaries, taken as a whole.

     5.11 Authorization; Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the Notes have been duly authorized by all necessary corporate action on the part of each Borrower, will not result in any violation of or be in conflict with or constitute a default under any term of the charter or by-laws of any Borrower, or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to any Borrower, or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of any Borrower pursuant to any such term. Neither any Borrower nor any Subsidiary is in violation of any term of its charter or by-laws, or of any term of any material agreement or instrument to which it is a party, or, to each Borrower's knowledge, of any judgment, decree, order, statute, rule or governmental regulation applicable to it.

     5.12       Governmental Consent.  Except as specified in
Schedule 5.12 attached hereto, no order, consent, approval or authorization of, or declaration to or filing with, any governmental authority (collectively, "Consents") is required to be obtained or made by any Borrower or by any Subsidiary in connection with the execution and delivery of this Agreement and the issuance and delivery of the Notes pursuant hereto. Except as set forth in Schedule 5.12, all of the Consents have been obtained and are in full force and effect.

     5.13 Regulation U, etc. Neither any Borrower nor any Subsidiary owns or has any present intention of acquiring any "margin stock" within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). None of the proceeds of the Loans will be used, directly or indirectly, by any Borrower or any Subsidiary for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any margin stock or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of said Regulation U, or cause this Agreement to violate Regulation U, Regulation T, Regulation X, or any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934.

     5.14 Employee Retirement Income Security Act of 1974. Each Employee Benefit Plan and, to each Borrower's knowledge, each Multiemployer Plan, is in material compliance with applicable provisions of ERISA and the Code. No ERISA Reportable Event has occurred or, to each Borrower's knowledge, is imminent or likely to occur. No Borrower or ERISA Affiliate has incurred any material liability to the PBGC or any Employee Benefit Plan or Multiemployer Plan on account of any failure to meet the contribution requirements of any such plan, minimum funding requirements or prohibited transactions under ERISA or the Code, termination of a single employer plan, partial or complete withdrawal from a Multiemployer Plan, or the insolvency, reorganization or termination of any Multiemployer Plan, and no event has occurred or conditions exist which present a material risk that any Borrower or ERISA Affiliate will incur any material liability on account of any of the foregoing circumstances. The consummation of the transactions contemplated by this Agreement will not result in any prohibited transaction under ERISA or the Code for which an exemption is not available.

     5.15       Environmental Matters.  Except as set forth in
Schedule 5.15 attached hereto, neither any Borrower nor any Subsidiary nor, to each Borrower's knowledge, any other Person has ever caused or permitted any Hazardous Material to be disposed of on or under any real property owned, leased or operated by any Borrower or any Subsidiary or in which any Borrower or any Subsidiary has ever held, directly or indirectly, any legal or beneficial interest or estate, and no such real property has ever been used (either by any Borrower or any Subsidiary or, to each Borrower's knowledge, by any other Person) as (i) a disposal site or permanent storage site for any Hazardous Material or (ii) a temporary storage site for any Hazardous Material. Each Borrower and each of its Subsidiaries have been issued and are in compliance with all material permits, certificates, licenses, approvals and other authorizations relating to environmental matters and necessary or desirable for their respective businesses, and have filed all notifications and reports relating to chemical substances, air emissions, underground storage tanks, effluent discharges and Hazardous Material waste storage, treatment and disposal required in connection with the operation of their respective businesses, the failure to have or comply with which would, individually or in the aggregate, have a material adverse effect on any Borrower or any Subsidiary. All Hazardous Materials used or generated by any Borrower or any Subsidiary or any business merged into or otherwise acquired by any Borrower or any Subsidiary have been generated, accumulated, stored, transported, treated, recycled and disposed of in compliance with all applicable laws and regulations, the violation of which has any reasonable likelihood of having a material adverse effect on any Borrower or any Subsidiary. Neither any Borrower nor any Subsidiary has any liabilities with respect to Hazardous Materials and no facts or circumstances exist which could give rise to liabilities with respect to Hazardous Materials, which in either case, individually or in the aggregate, could have any reasonable likelihood of having a material adverse effect on any Borrower or any Subsidiary.

     5.16 Use of Proceeds. Each Borrower will use the proceeds of the Loans solely for the following purposes: (i) with respect to Loans made under Facility A, for working capital and other general corporate purposes of the Borrowers; and (ii) with respect to Loans made under Facility B, for (a) acquisitions and other business combinations involving the acquisition by a Borrower or one of its Subsidiaries of all or substantially all of the stock, assets or business or line of business of any other Person and/or (b) the assumption of, participation in or subcontracting under revenue-generating government contracts and/or (c) for capital expenditures of a Borrower or any of its Subsidiaries, in each case within the Current Lines of Business and as permitted by the terms and conditions of this Credit Agreement; provided, however, that no proceeds of the Loans may be used for the purpose of or in connection with a hostile acquisition by a Borrower or any of its Subsidiaries.

     5.17 Investment Company Act; Public Utility Holding Company Act. Neither any Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     6. AFFIRMATIVE COVENANTS OF THE BORROWERS. Each Borrower covenants and agrees that, so long as any Loan or Note is outstanding or the Lenders have any Available Total Commitment:

     6.1 Records and Accounts. Each Borrower will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves, all in accordance with GAAP.

     6.2 Financial Statements, Certificates and Information. Each Borrower will furnish or cause to be furnished to each Lender:

     (a)     Within 90 days after the end of each fiscal year of DRC,
(i) the consolidated and consolidating balance sheets of DRC and its Subsidiaries as at the end of such year and (ii) the related consolidated and consolidating statements of income and surplus and cash flows for such year, setting forth in comparative form with respect to such consolidated financial statements figures for the previous fiscal year, all in reasonable detail, together with the opinion thereon of independent public accountants selected by DRC and satisfactory to the Lenders, which opinion shall be in a form generally recognized as unqualified and shall state that the financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year (except for changes, if any, which shall be specified and approved in such opinion) and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards related to reporting; provided, however, that the Borrowers shall be required to furnish the consolidating financial statements referred to above only to the extent that the same are required to be prepared by GAAP or by the Securities and Exchange Commission or by any other applicable regulatory authority;

     (b) Within 45 days after the end of each of the first three quarterly accounting periods in each fiscal year of DRC, (i) the unaudited consolidated and consolidating balance sheets of DRC and its Subsidiaries as at the end of such period, and (ii) the related unaudited consolidated and consolidating statements of income and surplus and cash flows for such period and for the period from the beginning of the current fiscal year to the end of such period, all in reasonable detail and signed by the chief financial officer or treasurer of DRC; provided, however, that the Borrowers shall be required to furnish the consolidating financial statements only to the extent that the same are required to be prepared by GAAP or by the Securities and Exchange Commission or by any other applicable regulatory authority;

     (c) Together with the financial statements delivered pursuant to subparagraph (a) above, a statement signed by the accountants who have reported on the same to the effect that in connection with their examination of such financial statements they have reviewed the provisions of this Agreement and have no knowledge of any event or condition which constitutes an Event of Default or which, after notice or expiration of any applicable grace period or both, would constitute such an Event of Default or, if they have such knowledge, specifying the nature and period of existence thereof; provided, however, that in issuing such statement, such independent accountants shall not be required to go beyond normal auditing procedures conducted in connection with their opinion referred to above;

     (d) Together with the financial statements delivered pursuant to subparagraph (a) above, a detailed list of each Borrower's backlog of revenue-generating government contracts showing services to be provided by each Borrower in connection therewith as of the date of such financial statements;

     (e) Together with the financial statements delivered pursuant to subparagraph (a) above, DRC's Projections for the next succeeding three (3) fiscal years, year by year, and for the next succeeding fiscal year, quarter by quarter;

     (f) Together with the financial statements delivered pursuant to subparagraphs (a) and (b) above, a compliance certificate substantially in the form of Exhibit D attached hereto signed by the chief financial officer or treasurer of DRC;

     (g) Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by DRC with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders generally, as the case may be (with the exhibits relating thereto to be provided, at DRC's expense, upon the request of the Agent or any Lender);

     (h) Promptly upon their becoming available, copies of any periodic or special reports filed by any Borrower or any Subsidiary with any federal, state or local governmental agency or authority, if such reports indicate any material change in the business, operations, affairs or condition (financial or otherwise) of the Borrowers and the Subsidiaries, taken as a whole, or if copies thereof are requested by any Lender, and copies of any materially adverse notices and communications from any federal, state or local governmental agency or authority which specifically relate to a Borrower or any Subsidiary;

     (i) Forthwith upon any officer of any Borrower obtaining knowledge of any condition or event which constitutes an Event of Default or which, after notice or lapse of time or both, would constitute an Event of Default, a certificate signed by such officer specifying in reasonable detail the nature and period of existence thereof and what action any Borrower has taken or proposes to take with respect thereto; and

     (j) Such other information regarding the business, affairs and condition of the Borrowers and their respective Subsidiaries as such Lender may from time to time reasonably request. Each Borrower will permit each Lender to inspect the books and any of the properties or assets of such Borrower and its Subsidiaries at such reasonable times as such Lender may from time to time request. All costs and expenses of any Lender in connection with or relating to any request made under this 6.2(j) shall, if no Event of Default has occurred and is continuing, be paid by the Lender making such request and, upon the occurrence and during the continuance of an Event of Default, be paid by the Borrowers.

     6.3 Legal Existence; Compliance with Laws, etc. Except as otherwise permitted under this Credit Agreement, each Borrower will, and will cause each Subsidiary to: maintain its corporate existence and business; maintain all properties which are reasonably necessary for the conduct of such business, now or hereafter owned, in good repair, working order and condition; take all actions necessary to maintain and keep in full force and effect its Licenses; in the case of DRC, take all steps necessary to maintain its status as a public company and to maintain its status as a company listed on the NASDAQ National Market or a national stock exchange; and, except as otherwise provided herein, comply with all applicable statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its properties; in each case except to the extent that the failure to comply would not, individually or in the aggregate, have a material adverse effect on the business, operations, affairs or condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole; or any Subsidiary; provided that neither any Borrower nor any Subsidiary shall be required by reason of this 6.3 to comply therewith at any time while such Borrower or such Subsidiary shall be contesting its obligations to do so in good faith by appropriate proceedings promptly initiated and diligently conducted, and if it shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by such Borrower and its independent public accountants. Neither any Borrower nor any Subsidiary will, without the prior written consent of the Lenders, engage in any business other than the Current Lines of Business.

     6.4 Insurance. Each Borrower will maintain or cause to be maintained on all insurable properties now or hereafter owned by such Borrower or any Subsidiary insurance against loss or damage by fire or other casualty to the extent customary with respect to like properties of companies conducting similar businesses and will maintain or cause to be maintained public liability and workmen's compensation insurance insuring such Borrower and its Subsidiaries to the extent customary with respect to companies conducting similar businesses and, upon request, will furnish to the Lenders satisfactory evidence of the same.

     6.5 Payment of Taxes. Each Borrower will, and will cause each Subsidiary to, pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its properties or assets, or upon any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or a charge upon its property; provided that neither any Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such Borrower or such Subsidiary, as the case may be, shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed appropriate by such Borrower and its independent public accountants.

     6.6 Payment of Other Indebtedness, etc. Except as to matters being contested in good faith and by appropriate proceedings, each Borrower will, and will cause each Subsidiary to, pay promptly when due, or in conformance with customary trade terms, all other Indebtedness and obligations incident to the conduct of its business.

     6.7 Further Assurances. From time to time hereafter, each Borrower will execute and deliver, or will cause to be executed and delivered, such additional instruments, certificates or documents, and will take all such actions, as the Lenders may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement or the other Loan Documents. Upon the exercise by the Lenders (or the Agent on their behalf) of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, each Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lenders may be required to obtain for such governmental consent, approval, registration, qualification or authorization.

     6.8 Depository Account. Each Borrower will maintain its principal operating accounts with one or more of the Lenders (including BBH&Co).

     6.9     Use of Proceeds.   Each Borrower will use the proceeds of
the Loans only for the purposes not prohibited by, and subject to the terms and conditions of, 5.13 and 5.16.

     6.10 No Further Negative Pledges. Each Borrower hereby covenants and agrees, at all times while any Loans remain outstanding or while there is any Available Total Commitment, not to enter into any agreement prohibiting the creation or assumption of any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in favor of the Lenders in assets or properties owned by any Borrower, except for purchase money agreements which contain such provisions, provided that (i) such provisions relate only to the assets being purchased thereunder and (ii) such agreements are entered into by any Borrower in the ordinary course of its business.

     6.11 Regulation U. If requested by any Lender, each Borrower will promptly furnish such Lender with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said
Regulation U.

     7. CERTAIN NEGATIVE COVENANTS OF THE BORROWERS. Each Borrower covenants and agrees that, so long as any Loan or Note is outstanding or the Lenders have any Available Total Commitment:

     7.1 Indebtedness. None of the Borrowers will, nor will any Borrower permit any Subsidiary to, create, incur, assume or become or remain liable in respect of any Indebtedness, except:

     (a)     Indebtedness to the Lenders hereunder;

     (b) Indebtedness of any wholly-owned Subsidiary to a Borrower or any other wholly-owned Subsidiary and of a Borrower to any wholly-owned Subsidiary; provided, however, that (i) all moneys due from a Borrower to any Subsidiary which is not a Borrower will be expressly constituted as Subordinated Debt and (ii) no Borrower shall repay any such moneys due to any Subsidiary at any time unless no Event of Default exists and no event which, with the giving of notice or lapse of time or both, would constitute an Event of Default exists or will exist after such repayment;

     (c) Current liabilities of a Borrower or any Subsidiary (other than for borrowed money) incurred in the ordinary course of its business and in accordance with customary trade practices;

     (d) Existing Indebtedness of a Borrower or any Subsidiary referred to in Schedule 5.8 attached hereto, and renewals and extensions thereof, provided that (i) the aggregate principal amount of such Indebtedness is not at any time increased, (ii) no material terms applicable to such Indebtedness shall be more favorable to the renewal or extension lenders than the terms that are applicable to the holders of such Indebtedness on the date hereof and (iii) the interest rate applicable to such Indebtedness shall be a market interest rate as of the time of such renewal or extension;

     (e) Indebtedness of a Borrower or any Subsidiary secured by Permitted Liens;

     (f) Indebtedness of a Borrower or any Subsidiary in respect of guarantees to the extent the underlying Indebtedness is permitted by this 7.1; and

     (g)     Subordinated Debt;

     (h) Unfunded Benefit Liabilities so long as each Borrower is in compliance with 7.9, provided that the aggregate amount thereof at any one time shall not exceed $5,000,000;

     (i) To the extent payment thereof shall not at the time be required by 6.5, Indebtedness in respect of taxes, assessments, governmental changes and claims for labor, material and supplies;

     (j) Indebtedness in respect of judgments or awards (i) which have been in force for less than the applicable appeal period or (ii) in respect to which any Borrower or any Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review, and in each case such Borrower or such Subsidiary shall have taken appropriate reserves therefor in accordance with GAAP;

     (k) Indebtedness in respect of deferred taxes arising in the ordinary course of business; and

     (l) Indebtedness of the Borrowers and their respective Subsidiaries (other than for borrowed money) in addition to the foregoing; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $750,000.

     7.2 Mortgages, Liens, etc. None of the Borrowers will, nor will any Borrower permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist, any mortgage, lien, charge or encumbrance on, or security interest in, or pledge of, or conditional sale or other title retention agreement (including any Capitalized Lease) with respect to, any property or asset now owned or hereafter acquired by any Borrower or any Subsidiary, except for the following (collectively, "Permitted Liens"):

     (a) Subject to 7.1(b), any lien on property of (i) a Subsidiary securing Indebtedness of such Subsidiary to a Borrower and
(ii) a Borrower securing Indebtedness to any other Borrower;

     (b) The existing mortgages and security interests referred to in Schedule 7.2 attached hereto, or any renewal, extension or refunding of any such mortgage or security interest in an amount not exceeding the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding;

     (c) Purchase money mortgages, liens and other security interests, including Capitalized Leases, created in respect of property acquired by a Borrower or any Subsidiary after the date hereof or existing in respect of property so acquired at the time of acquisition thereof, provided that (i) each such lien shall at all times be confined solely to the item or items of property so acquired, and (ii) the aggregate principal amount of Indebtedness secured by all such liens shall at no time exceed $500,000;

     (d) Liens for taxes and other amounts not yet delinquent or being contested in good faith as provided in 6.5; liens in connection with workmen's compensation, unemployment insurance or other social security obligations; liens securing the performance of bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds, liens to secure progress or partial payments and other liens of like nature arising in the ordinary course of business; mechanics', workmen's, materialmen's or other like liens arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith; and other liens or encumbrances incidental to the conduct of the business of any Borrower or any Subsidiary or to the ownership of their respective properties or assets, which were not incurred in connection with the borrowing of money or the obtaining of credit and which do not, individually or in the aggregate, materially detract from the value of the properties or assets of the Borrowers and their Subsidiaries or materially affect the use thereof in the operation of their business;

     (e) Encumbrances in the nature of (i) zoning restrictions, (ii) easements, (iii) restrictions of record on the use of real property,
(iv) landlords' and lessors' Liens on rented premises and (v) restrictions on transfers or assignments of leases, which in each case do not, individually or in the aggregate, materially detract from the value of the encumbered property or impair the use thereof in the business of any Borrower or any Subsidiary;

     (f) Liens in respect of judgments or awards, to the extent that such judgments or awards are permitted by 7.1(j);

     (g) Restrictions under federal and state securities laws on the transfer of securities; and

     (h) Restrictions under foreign trade regulations on the transfer or licensing of certain assets of the Borrowers and their Subsidiaries.

     7.3 Loans, Guarantees and Investments. None of the Borrowers will, nor will any Borrower permit any Subsidiary to, make or permit to remain outstanding any loan or advance to, or guarantee or endorse (except as a result of endorsing negotiable instruments for deposit or collection in the ordinary course of business) or otherwise assume or remain liable with respect to any obligation of, or make or own any investment in, or acquire (except in the ordinary course of business) the properties or assets of, any Person, except:

     (a) Extensions of credit by a Borrower or any Subsidiary in the ordinary course of business in accordance with customary trade practices;

     (b) The presently outstanding investments, loans and advances, if any, and the presently existing guarantees, if any, of any Borrower and its Subsidiaries all to the extent set forth on Schedule 5.8 attached hereto and any renewal, extension or refunding thereof, provided that (i) the aggregate principal amount thereof is not at any time increased, (ii) no material terms applicable thereto shall be more favorable to the renewal or extension borrower or recipient, as the case may be, than the terms that are applicable to the borrower or recipient, as the case may be, on the date hereof and (iii) the interest rate (if any) applicable thereto shall be a market interest rate as of the time of such renewal or extension;

     (c) Direct obligations of the United States of America or any department or agency thereof maturing not more than one year from the date of acquisition thereof;

     (d) Certificates of deposit, repurchase agreements, time deposits (including sweep accounts), demand deposits, bankers' acceptances, money market deposits or other similar types of investments maturing not more than one year from the date of acquisition thereof and evidencing direct obligations of any Lender or any lender within the United States of America having capital surplus and undivided profits in excess of $50,000,000;

     (e) Investments in commercial paper maturing within ninety (90) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Moody's or S&P;

     (f) Any mutual fund or other pooled investment vehicle which invests principally in obligations described in subparagraphs (c), (d) or (e) above and having, at the date of investment in such fund or vehicle, one of the two highest credit ratings from Moody's or S&P;

     (g)     Equity investments by any Borrower's wholly-owned
Subsidiaries in any other wholly-owned Subsidiary and of a Borrower in any of its wholly-owned Subsidiaries;

     (h)     Loans to the extent permitted by 7.1(b);

     (i) Acquisitions by a Borrower and its Subsidiaries of all or substantially all of the capital stock or assets of other Persons, provided that without the consent of the Required Lenders (i) the aggregate amount of cash consideration paid by the Borrower and the Subsidiaries in such acquisitions shall not exceed $15,000,000 and
(ii) the proceeds of any Loans used in connection with each such acquisition are used as provided in 5.16;

     (j) Guarantees by a Borrower of Indebtedness and other obligations incurred by Subsidiaries to the extent permitted by 7.1; and

     (k) Capital Expenditures to the extent permitted by 7.7.

     7.4 Leases. None of the Borrowers will, nor will any Borrower permit any Subsidiary to, enter into any Capitalized Lease, except as otherwise permitted under 7.1 and 7.2. Each Borrower will not, and will not permit any Subsidiary to, enter into any lease (other than Capitalized Leases) as lessee if, immediately after giving effect thereto, the aggregate rental obligations (excluding payments required to be made by the lessee in respect of taxes and insurance whether or not denominated as rent) of all of the Borrowers and their respective Subsidiaries for any succeeding 12-month period under all such leases then in effect shall exceed $3,500,000 in the aggregate.

     7.5 Mergers and Consolidations. None of the Borrowers will, nor will any Borrower permit any Subsidiary to, enter into any merger or consolidation, except the following:

     (a) Any wholly-owned Subsidiary of a Borrower may merge or be liquidated into a Borrower or any other wholly-owned Subsidiary of a Borrower so long as after giving effect to any such merger to which a Borrower is a party such Borrower shall be the surviving or resulting Person; and

     (b) Mergers constituting investments permitted by 7.3(i) so long as after giving effect to any such merger to which a Borrower is a party such Borrower shall be the surviving or resulting Person;.

     7.6 Sale of Assets. None of the Borrowers will, nor will any Borrower permit any Subsidiary to, sell, lease or otherwise dispose of all or any substantial part of its properties or assets, except the following:

     (a) Each Borrower and its Subsidiaries may sell or otherwise dispose of (i) inventory in the ordinary course of business, (ii) assets that are no longer used or useful in the Business of the applicable Borrower or Subsidiary, (iii) the properties and assets constituting the Visual Magic software business, (iv) the properties and assets constituting the telephone fraud detection and control business and (v) capital stock of Software and Telecom provided, however, that, in the case of the foregoing clauses (iii), (iv) and (v), immediately before and after giving effect thereto no Event of Default exists and no event exists which, with the giving of notice or passage of time or both, would constitue an Event of Default;

     (b) DRC may sell, lease or otherwise transfer any of its properties or assets to any other Borrower, provided that (i) the Borrowers provide a notice thereof to the Agent prior to each such transfer (which notice shall include a description and a good faith estimate of the fair market value of the property or assets being so transferred and, to the extent applicable, the revenues that were generated by such property or assets in the immediately preceding fiscal year of DRC, (ii) such transfers relate solely to a transfer by DRC of its encoder line of business to Encoder, its metrigraphics line of business to Metrigraphics, its Visual Magic software line of business to Software and/or its telephone fraud control line of business to Telecom and (iii) immediately before and after giving effect thereto no Event of Default exists;

     (c) Each Borrower and its Subsidiaries may license products and intangible assets for fair market value in the ordinary course of business; and

     (d) In addition to the foregoing, so long as immediately before and after giving effect thereto no Event of Default and no event exists which, with the giving of notice or passage of time or both, would constitute an Event of Default, each Borrower and its Subsidiaries may sell assets (other than inventory) having a fair market value not exceeding, and yielding an aggregate amount of sale proceeds not exceeding, $250,000 in any fiscal year of DRC.

     7.7 Capital Expenditures. None of the Borrowers will, nor will any Borrower permit any Subsidiary to, make any Capital Expenditures during any fiscal year of DRC unless the aggregate amount of all Capital Expenditures made by all Borrowers and their respective Subsidiaries in such fiscal year does not exceed $6,250,000; provided, however, that the amount of permitted Capital Expenditures in respect of any fiscal year shall be increased by 50% of the unused permitted Capital Expenditures for the immediately preceding fiscal year (less an amount equal to any unused Capital Expenditures carried forward to such preceding fiscal year).

     7.8 Distributions. DRC will not make any distribution or declare or pay any cash dividends on, or purchase, acquire or redeem or retire any of its capital stock, of any class, whether now or hereafter outstanding, except that so long as immediately before and after giving effect thereto no Event of Default exists, DRC may make cash distributions to its stockholders and repurchase shares of its common stock at a price not to exceed the then-current market value for such stock, in an aggregate amount which shall not exceed in any fiscal year of DRC fifty percent (50%) of the Consolidated Net Income of DRC and its Subsidiaries (if positive) for the immediately preceding fiscal year of DRC, provided that such amount shall not include shares of capital stock surrendered upon the exercise of any stock options or other convertible securities.

     7.9 Compliance with ERISA. Each Borrower will make, and will cause all ERISA Affiliates to make, all payments or contributions to Employee Benefit Plans and Multiemployer Plans required under the terms thereof and in accordance with applicable minimum funding requirements of ERISA and the Code and applicable collective bargaining agreements. Each Borrower will cause all Employee Benefit Plans sponsored by it or any ERISA Affiliates to be maintained in material compliance with ERISA and the Code. None of the Borrowers will engage, and will not permit or suffer any ERISA Affiliate or any Person entitled to indemnification or reimbursement from a Borrower or any ERISA Affiliate to engage, in any prohibited transaction under ERISA or the Code for which an exemption is not available. No Borrower or ERISA Affiliate will terminate, or permit the PBGC to terminate, any Employee Benefit Plan or withdraw from any Multiemployer Plan, in any manner which could result in material liability of a Borrower or any ERISA Affiliate.

     7.10 Transactions with Affiliates. No Borrower will, nor will any Borrower permit any Subsidiary to, directly or indirectly, enter into any lease or other transaction with any Affiliate of such Borrower or such Subsidiary (other than any other Borrower) on terms that are less favorable to such Borrower or such Subsidiary than those which could reasonably be obtained at the time from a non-Affiliate.

     7.11 Observance of Subordination Provisions, etc. No Borrower will make, nor will any Borrower cause or permit to be made, any payments in respect of any Subordinated Debt, in contravention of the subordination provisions contained in the evidence of such Subordinated Debt or in contravention of any written agreement pertaining thereto, nor will any Borrower (a) amend, modify or change in any manner any of such subordination provisions or (b) amend, modify or change in any manner adverse to the interests of the Lenders any of the other provisions set forth in the agreements under which such Subordinated Debt is outstanding or contained in the evidence of such Subordinated Debt.

     7.12 Environmental Liabilities. No Borrower will, nor will any Borrower permit any Subsidiary to, violate any requirement of any material law, rule or regulation regarding Hazardous Materials; and, without limiting the foregoing, no Borrower will, nor will any Borrower permit any Subsidiary or any other Person to, dispose of any Hazardous Material into or onto, or (except in accordance with applicable law) from, any real property owned, leased or operated by any Borrower or any Subsidiary or in which any Borrower or any Subsidiary holds, directly or indirectly, any legal or beneficial interest or estate, nor allow any lien imposed pursuant to any law, regulation or order relating to Hazardous Materials or the disposal thereof to be imposed or to remain on such real property, except for liens being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are being maintained on the books of a Borrower and its Subsidiaries.

     7.13     Subsidiaries.  No Borrower will create any new
Subsidiaries.

     7.14 Material Adverse Change. None of the Borrowers will take nor fail to take any action that could reasonably be expected to result in a material adverse change in a Borrower's business, assets or condition (financial or otherwise).

     8. FINANCIAL COVENANTS. Each Borrower covenants and agrees that, so long as any Loan or Note is outstanding or the Lenders have any Available Total Commitment, DRC and its Subsidiaries shall maintain at all times, on a Consolidated basis, each of the following:

     (a) Tangible Net Worth. Tangible Net Worth, measured on a fiscal quarter-end basis, of (i) for the fiscal quarter in which the Closing Date occurs, $25,000,000 and (ii) for each fiscal quarter thereafter, the sum of (x) $25,000,000 plus (y) fifty percent (50%) of the Net Income of DRC and its Subsidiaries (if positive) for each fiscal quarter from and including the first full fiscal quarter following the Closing Date to and including the most recent fiscal quarter-end;

     (b) Maximum Leverage. A ratio of Indebtedness of DRC and its Subsidiaries to Capitalization of DRC and its Subsidiaries of less than or equal to one to two (1.0:2.0), measured on a fiscal quarter-end basis;

     (c) Debt Coverage. A ratio of Senior Debt of DRC and its Subsidiaries to EBITDA of DRC and its Subsidiaries not to exceed three to one (3.0:1.0), measured on a fiscal quarter-end basis, but with EBITDA of DRC and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending on such fiscal quarter-end; and

     (d) Cash Flow Coverage. A ratio of (i) EBITDA of DRC and its Subsidiaries less Capital Expenditures of DRC and its Subsidiaries not funded by Indebtedness for borrowed money less taxes on income and profits paid in cash by DRC and its Subsidiaries to (ii) required interest and principal payments made by DRC and its Subsidiaries on all Indebtedness of at least two and one-half to one (2.5:1.0), measured at the end of each fiscal quarter, with each such measurement based on the period of four (4) consecutive fiscal quarters ending on such fiscal quarter-end, provided that the cash flow coverage measurement on December 31, 1997, March 31, 1998 and June 30, 1998 will exclude all payments of principal made under the $6,000,000 promissory note, dated February 5, 1993, issued by DRC to ABN AMRO Bank, N.Y., Boston Branch (the "ABN AMRO Loan") during DRC's 1997 fiscal year.

     9.  DEFAULTS; REMEDIES.

     9.1 Events of Default; Acceleration. If any of the following events (each an "Event of Default") shall occur:

     (a) Any Borrower shall default in the payment of principal of or interest on any Note or any other fee due hereunder, whether at maturity or at a date fixed for the payment of any installment or prepayment thereof or otherwise, and in the case of any such fee payment default, such default shall continue for a period of three (3) Business Days following the date of such default; or

     (b) Any Borrower shall default in the performance of or compliance with any term contained in 6.2(g), 6.2(h), 6.2(i), 6.3, 6.9, 6.10 and 7.1 to and including 7.14, and 8; or

     (c) Any Borrower shall default in the performance of or compliance with any term, condition, covenant or agreement (other than those listed in 9.1(b)) to be performed or observed by it under this Credit Agreement or under any other Loan Document and such default shall continue for a period of thirty (30) days or more; or

     (d) Any representation or warranty made by any Borrower herein or pursuant hereto shall prove to have been false or incorrect in any material respect when made or when deemed to have been made; or

     (e) Any Borrower or any Subsidiary shall default in (i) the payment of any Indebtedness in respect of borrowed money (other than the Loans), any Capitalized Lease or the deferred purchase price of any property and such default (A) shall continue after giving effect to any applicable grace periods and (B) shall be in respect of an aggregate amount of principal (whether or not due) and accrued interest exceeding $250,000; or (ii) the performance or compliance with any term of any agreement or instrument relating to such Indebtedness and such default
(A) shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in such agreement or instrument, and (B) shall permit the acceleration of such Indebtedness prior to its stated maturity; or

     (f) Except as permitted by 7.5, any Borrower or any Subsidiary shall discontinue its business or shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as such debts become due, or shall apply for or consent to the appointment of or taking possession by a trustee, receiver or liquidator (or other similar official) of any Borrower or such Subsidiary or any substantial part of the property of any Borrower or such Subsidiary, or shall commence a case or have an order for relief entered against it under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or if any Borrower or any Subsidiary shall take any action to dissolve or liquidate any Borrower or such Subsidiary; or

     (g) If, within sixty (60) days after the commencement against any Borrower or any Subsidiary of a case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, such case shall have been consented to or shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of any Borrower and such Subsidiary stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if within sixty (60) days after the entry of a decree appointing a trustee, receiver or liquidator (or other similar official) of any Borrower or any Subsidiary or any substantial part of the property of any Borrower or such Subsidiary, such appointment shall not have been vacated; or

     (h) A final judgment which, with other outstanding final judgments against any or all of the Borrowers and its Subsidiaries, exceeds an aggregate of $250,000 shall be rendered against any Borrower or any Subsidiary and if, within sixty (60) days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, such judgment shall not have been discharged, or if any such judgment shall not be discharged forthwith upon the commencement of proceedings to foreclose any lien, attachment or charge which may attach as security therefor and before any of the property or assets of any Borrower or any Subsidiary shall have been seized in satisfaction thereof; or

     (i) Any Borrower or any Subsidiary loses, fails to keep in force, suffers the termination or revocation of or terminates, forfeits or suffers an amendment to any License which would have a material adverse effect on the operations of such Borrower or such Subsidiary; or

     (j)     There shall have occurred a Change in Control; or

     (k) If with respect to any Employee Benefit Plans or Multiemployer Plans, there shall occur any of the following which could reasonably be expected to have a material adverse effect on the financial condition of any Borrower: (i) the violation of any of the provisions of ERISA; (ii) the loss by such a plan intended to be a Qualified Plan of its qualification under Section 401(a) of the Code;
(iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any such plan or applicable law, any Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate such a plan under Sections 4041 or 4041A of ERISA; (vi) a complete or partial withdrawal of a Borrower or an ERISA Affiliate from any such plan; (vii) the receipt of a notice by the plan administrator of such a plan that the PBGC has instituted proceedings to terminate such plan or appoint a trustee to administer such plan; (viii) a commencement or increase of contributions to, or the adoption of or the amendment of, such a plan; and (ix) the assessment against a Borrower or any ERISA Affiliate of a tax under Section 4980B of the Code;

then, and in any such event, and at any time thereafter, if any Event of Default (other than an event described in 9(f) or 9(g) shall then be continuing, the Required Lenders may direct the Agent to, by written notice to any Borrower, (i) declare the principal of and accrued interest in respect of the Notes to be forthwith due and payable, whereupon the principal of and accrued interest in respect of the Notes, and all other amounts then due hereunder, shall become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower, and/or
(ii) terminate the Total Commitment, whereupon the Total Commitment of the Lenders (and the Commitment of each individual Lender) to make Loans hereunder shall forthwith terminate without any other notice of any kind; and with respect to any event described in 9(f) or 9(g) above, the Commitments shall automatically terminate and the principal of the Notes then outstanding, together with accrued interest thereon and all other amounts then due hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

     9.2 Remedies on Default, etc. In case any one or more Events of Default shall occur and be continuing, the Lenders may proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Loan Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. In case of a default in the payment of any principal of or interest on any Note, or in the payment of any fee due hereunder, each Borrower will pay to the Lenders such further amount as shall be sufficient to cover the cost and expense of collection, including the Lenders' attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of the Lenders in exercising any right shall operate as a waiver thereof or otherwise prejudice the Lenders' rights. No right conferred hereby or by any other Loan Document upon the Lenders shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

     10. CLOSING CONDITIONS. The obligations of the Lenders to make the initial Loans shall be subject to the satisfaction of the following conditions precedent:

     10.1. Loan Documents, etc. Each of the Loan Documents shall have been duly executed and delivered by each of the Borrowers, shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Lenders. The Agent and each Lender shall have received a fully executed copy of each such document.

     10.2. Corporate Action. All corporate action necessary for the valid execution, delivery and performance by each Borrower of this Credit Agreement and the other Loan Documents shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

     10.3. Incumbency Certificate. The Agent shall have received from each Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized in the name and on behalf of such Borrower, (a) to sign each of the Loan Documents; (b) to make Loan Requests; and (c) to give notices and to take other action under the Loan Documents.

     10.4. Opinions of Counsel. The Agent shall have received a favorable opinion addressed to the Lenders, dated as of the Closing Date, in the form of Exhibit E attached hereto, from Ropes & Gray as counsel for the Borrowers.

     10.5. Payment of Fees. The Borrowers shall have paid to the Agent (i) the fees and expenses of the Agent's counsel in connection with the documentation of the transactions described in this Credit Agreement and (ii) all fees then due and payable pursuant to 2.2(c).

     10.6. Real Estate Mortgage. The Agent shall have received evidence satisfactory to the Agent that, as to the ABN AMRO Loan, (i) no indebtedness or other obligations are owed thereunder by Borrower and
(ii) such agreement and all mortgages, liens and encumbrances relating thereto have been terminated in full.

     11. CONDITIONS TO ALL LOANS. The obligations of the Lenders to make any Loan whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

     11.1. Accuracy of Representations; No Event of Default. After giving effect to the Loans proposed to be made on such Drawdown Date,
(i) all representations and warranties of each Borrower contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true and correct as of the date as of which they were made and shall also be true and correct at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents, or to the extent that such representations and warranties relate expressly to an earlier date) and (ii) no Event of Default or other event which, with the giving of notice or passage of time, would constitute an Event of Default shall have occurred and be continuing.
On or before the date of the Loans, the Agent, on behalf of the Lenders, shall have received a certificate of DRC signed by the chief financial officer or treasurer of DRC to such effect.

     11.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan.

     11.3. Additional Conditions to Facility B Loans. The following conditions are applicable to all Revolving Credit Loans made under Facility B:

     (a) if all or any part of the proceeds of such Revolving Credit Loans are to be used for any of the purposes set forth in clause (ii) of 5.16, then the chief executive officer, chief financial officer or president of DRC shall deliver a certificate to the Agent and the Lenders certifying (i) each target Person involved in such acquisition has a positive EBITDA for the year ending on the immediately preceding fiscal quarter-end of such Person, and (ii) the Borrowers will, after giving effect to such transaction, be in compliance with the terms and obligations of this Agreement and no Event of Default would be triggered thereby; and

     (b) if the aggregate outstanding principal under Facility B is (or, after giving effect to any Loan Request(s), would be) more than $10,000,000, then no Lender shall be required to make any Revolving Credit Loan under Facility B unless and until the Required Lenders have consented thereto.

     12.  THE AGENT.

     12.1. Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under each of the Loan Documents with such powers as are specifically delegated to the Agent by the terms of this Credit Agreement and the Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in 12.5 and the first sentence of 12.6 shall include reference to its Affiliates and the respective officers, directors, employees and agents of the Agent and its Affiliates): (a) shall have no duties or responsibilities except those expressly set forth in this Credit Agreement to be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Credit Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Credit Agreement, or for the value, validity, effectiveness, genuineness, enforceability, perfection or sufficiency of this Credit Agreement, any Note or any other document referred to or provided for herein or for any failure by any Borrower or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder except to the extent requested by or consented to by the Required Lenders; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Subject to the foregoing, the Agent shall, on behalf of the Lenders, exercise any and all rights, powers and remedies of the Lenders under this Credit Agreement and any other Loan Documents, including the giving of any consent or waiver or the entering into of any amendment, subject to the provisions of 25.

     12.2. Reliance by Agent. The Agent shall be entitled to rely upon any certifications, notices or communications (including any communications by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Credit Agreement, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with the instructions of the Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

     12.3. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of an Event of Default (other than the nonpayment of principal of or interest on the Notes) unless the Agent has received written notice from a Lender a Borrower specifying such Event of Default. In the event that the Agent receives such a notice of the occurrence of an Event of Default, the Agent shall give notice thereof to the Lenders (and shall give each Lender prompt notice of each such nonpayment). The Agent shall (subject to the provisions of 24 and 12.7) take such action with respect to such Event of Default as shall be directed by the Lenders, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of the Required Lenders.

     12.4. Rights as a Lender. With respect to its Percentage of the Total Commitment and the Loans made by it, BBH&Co, in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with any Borrower or any of its Affiliates, as if the Agent were not acting as the agent hereunder, and the Agent may accept fees and other consideration from any of such Persons for services as the Agent or otherwise without having to account for the same to the Lenders.

     12.5. Indemnification. The Lenders agree to indemnify the Agent ratably in accordance with the aggregate principal amount of the Notes held by the Lenders (or, if no such principal is at the time outstanding, ratably in accordance with their respective Percentages), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Credit Agreement or referred to herein or the transactions contemplated by or referred to herein or therein (including the costs and expenses which any Borrower is obligated to pay but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms of this Credit Agreement or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

     12.6. Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and its own decision to enter into this Credit Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Credit Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers of this Credit Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrowers. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrowers which may come into the possession of the Agent or any of its Affiliates. Notwithstanding the foregoing, the Agent will use its best efforts to provide to the Lenders any and all information reasonably requested by them and reasonably available to the Agent promptly upon such request.

     12.7. Failure to Act. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     12.8. Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and DRC. Upon any such resignation, the Lenders shall appoint a successor Agent which shall be reasonably satisfactory to DRC. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a Lender which has a combined capital and surplus of at least $500,000,000 and which shall be reasonably satisfactory to DRC. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After the retiring Agent's resignation hereunder as Agent, the provisions of this 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

     12.9. Cooperation of Lenders. Each Lender shall (a) endeavor to and shall not be liable for any failure to promptly notify the other Lenders and the Agent of any Events of Default known to such Lender under this Credit Agreement and not reasonably believed to have been previously disclosed to the other Lenders; and (b) provide the other Lenders and the Agent with such information and documentation as such other Lender or the Agent shall reasonably request in the performance of their respective duties hereunder, including all information relative to the outstanding balance of principal, interest and other sums owed to such Lender.

     12.10. Amendment of 12. Each Borrower hereby agrees that the provisions of this 12 (other than 12.8 and 12.11) generally constitute an agreement among the Agent and the Lenders and that any and all of the provisions of this 12 (other than 12.8 and 12.11) may be amended at any time by the Lenders without the consent or approval of, or notice to, any Borrower (other than the requirement of notice to DRC of the resignation of the Agent and other than any provision in addition to 12.8 and 12.11 which directly affects the Borrowers).

     12.11. Reliance. As to any consent that is granted or any other action that is taken by the Agent hereunder, or under the Loan Documents, the Borrowers shall be entitled to rely upon any of the foregoing granted, delivered or taken by the Agent and the Lenders shall be bound thereby, without the necessity of inquiring or confirming the Agent's authority.

     13. SETOFF, ETC. Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any Lender to any Borrower and any securities or other property of any Borrower in the possession of any Lender may be applied to or set off against the pro rata payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to the Lenders. The Lenders agree among themselves that, with respect to all sums received by the Lenders applicable to the payment of principal of or interest on the Notes, equitable adjustment will be made among the Lenders so that, in effect, all such sums shall be shared ratably by each of the Lenders whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or crossclaim or by the enforcement of any or all of the Notes. If any Lender receives any payment on its Notes of a sum or sums in excess of its pro rata portion, then such Lender receiving such excess payment shall purchase for cash from the other Lenders an interest in their Notes in such amounts as shall result in a ratable participation by each of the Lenders in the aggregate unpaid amount of the Notes then outstanding; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     14. EXPENSES. Whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees to pay (a) the reasonable direct, out-of-pocket costs of reproducing this Credit Agreement, the other Loan Documents and the other agreements at and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Lenders (other than taxes based upon the Lender's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby agreeing to indemnify the Lenders with respect thereto), (c) the fees, expenses and disbursements of the Agent's counsel incurred in connection with the preparation of the Loan Documents and other instruments mentioned herein and the reasonable fees, expenses and disbursements of the Agent's counsel and any local counsel to the Lenders in connection with any amendments, modifications, approvals, consents, waivers or Replacement Lenders hereto or hereunder and (d) all reasonable out-of-pocket expenses (including attorney fees and costs for external counsel to the Lenders and the allocated costs and disbursements of internal counsel of the Lenders) incurred by the Lenders in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrowers or the administration thereof after the occurrence of an Event of Default or any event which, with the giving of notice or passage of time or both, would constitute an Event of Default, (ii) any replacement of a Lender pursuant to 17.4 and (iii) any litigation, proceeding or dispute arising hereunder; provided, however, that the Borrowers shall have no obligation to pay for the expenses of the Agent or the Lenders to the extent such expenses result from the Agent's or any Lender's gross negligence, fraud or willful misconduct.

     15. INDEMNIFICATION. Each Borrower agrees to indemnify and hold harmless each Lender from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby, including (a) any actual or proposed use by any Borrower of the proceeds of any of the Loans, (b) any Borrower entering into or performing this Credit Agreement or any of the other Loan Documents or (c) with respect to any Borrower and its properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including the reasonable fees and disbursements of counsel for the Agent, incurred in connection with any such investigation, litigation or other proceeding; provided, however, that no Borrower shall have any obligation to indemnify the Agent or the Lenders for any liabilities, losses, damages or other expenses (I) incurred in connection with any litigation commenced by any Borrower against the Agent or any Lender, or by the Agent or any Lender against any Borrower, which seeks enforcement of any rights hereunder or under any other Loan Document and is determined adversely to the Agent or the Lenders in a final nonappealable judgment or (II) to the extent such liabilities, losses, damages or other expenses result from the Agent's or any Lender's gross negligence, fraud or willful misconduct. If, and to the extent that the obligations of any Borrower under this 15 are unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

     16. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of each Borrower pursuant hereto shall be deemed to have been relied upon by each Lender, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Lenders of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or any of the other Loan Documents remains outstanding or the Lenders have any obligation to make any Loans. All statements contained in any certificate or other paper delivered to the Lenders at any time by or on behalf of any Borrower pursuant hereto shall constitute representations and warranties as of the date thereof by the Borrowers hereunder.

     17.  ASSIGNMENT AND PARTICIPATION.

     17.1. Assignment by the Lenders. No Lender shall assign or transfer any of its rights or obligations under any of the Loan Documents (i) without the prior written consent of DRC, which shall not be unreasonably withheld or delayed, and (ii) in amounts of less than $5,000,000 unless such Lender assigns its entire remaining interest under the Loan Documents; provided, however, that any Lender may, at any time and from time to time, sell, transfer, assign or otherwise grant an interest in any Loan to a Subsidiary or any Affiliate of such Lender or to a Federal Reserve Bank of the United States; and provided, further, that upon the occurrence and during the continuance of an Event of Default, no consent of DRC shall be required to any assignment.

     17.2. Assignment by Borrowers. No Borrower shall assign or transfer any of its rights or obligations under any of the Loan
Documents without the prior written consent of the Lenders.

     17.3 Participations by the Lenders. Any Lender may, without the consent of any Borrower, the Agent or any other Lender, sell participations to one or more banks or other entities (each a "Participant") in all or a portion of such Lender's rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Credit Agreement shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement and (iv) such participation shall be in an amount of not less than $5,000,000. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement. Each Borrower agrees that each Participant shall be entitled to the benefits of 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to 17.1.

     17.4 Replacement of Lender. In the event that any Lender (other than the Agent in its capacity as a Lender) or, to the extent applicable, any Participant (the "Affected Lender"):

          (a) fails to perform its obligations to fund any portion of any Loan on or after the Closing Date when required to do so by the terms of this Credit Agreement, or fails to provide its portion of any LIBOR Loan pursuant to 2 or on account of any legal requirement as contemplated by 4.4;

          (b) refuses to consent to a proposed extension of the Maturity Date that is consented to by all of the other Lenders; or

          (c) refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of all of the Lenders under 25 that is consented to by Lenders owning at least 75% of the Percentages of the Total Commitment;

then, so long as no Event of Default exists, DRC shall have the right to seek, at its own cost and expense, a replacement lender which is reasonably satisfactory to the Agent and the Required Lenders (the "Replacement Lender"). The Replacement Lender shall purchase the interests of the Affected Lender in the Loans and its Commitment and shall assume the obligations of the Affected Lender hereunder and under the other Loan Documents upon execution by the Replacement Lender of an assignment agreement in form and substance reasonably satisfactory to the Replacement Lender and Affected Lender, and the tender by the Replacement Lender to the Affected Lender of a purchase price agreed between the Replacement Lender and the Affected Lender. Such assignment by any Affected Lender who has performed its obligations hereunder shall be deemed an early termination of any Loans to the extent of such Affected Lender's portion thereof, and the Borrowers will pay to such Affected Lender any resulting amounts due under 4.8. Upon consummation of such assignment, (i) the Replacement Lender shall become party to this Credit Agreement as a signatory hereto and shall have all the rights and obligations of the Affected Lender under this Credit Agreement and the other Loan Documents with a Percentage equal to the Percentage of the Affected Lender, (ii) the Affected Lender shall be released from its obligations hereunder and under the other Loan Documents and (iii) no further consent or action by any party shall be required. The Borrowers shall sign such documents and take such other actions reasonably requested by the Replacement Lender to enable it to share in the benefits of the rights created by the Loan Documents.
Until the consummation of an assignment in accordance with the foregoing provisions of this 17.4, the Borrowers shall continue to pay to the Affected Lender any Obligations as they become due and payable.

     18. FOREIGN LENDER. If any Lender is not incorporated or organized under the laws of the United States of America or a state thereof, such Lender shall deliver to DRC and the Agent the following:

          (a) Two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Credit Agreement and the Notes without deduction or withholding of any United States federal income taxes; provided, however, that if such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver Form 1001 or 4224, such Lender shall deliver to DRC and the Agent a certificate to such effect; and

          (b) A duly completed Internal Revenue Service Form W-8 or W-9 or successor form, as the case may be, to establish an exemption from United States backup withholding tax.

     Each such Lender that delivers to DRC and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to this 18 further undertakes to deliver to DRC and the Agent two further copies of Form 1001 or 4224 and Form W-8 or W-9, or successor applicable form, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to DRC and the Agent. Such Forms 1001 or 4224 shall certify that such Lender is entitled to receive payments under this Credit Agreement without deduction or withholding of any United States federal income taxes. The foregoing documents need not be delivered in the event any change in treaty, law or regulation or official interpretation thereof has occurred which renders all such forms inapplicable or which would prevent such Lender from delivering any such form with respect to it, or such Lender advises DRC that it is not capable of receiving payments without any deduction or withholding of United States federal income tax and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax. Until such time as DRC and the Agent have received such forms indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers shall withhold taxes from such payments at the applicable statutory rate without regard to 4.1(b).

     19. NOTICES, ETC. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the other Loan Documents shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telecopy, and confirmed by delivery via courier or registered or certified first class mail, postage prepaid, addressed as follows:

          (a) if to any Borrower, to such Borrower c/o Dynamics Research Corporation, 60 Frontage Road, Andover, MA 01810, Attention:
Chief Financial Officer (Telecopy No. (978) 475-8205), or at such other address for notice as such Borrower shall last have furnished in writing to the Person giving the notice;

          with a copy to:

               Ropes & Gray
               One International Place
               Boston, MA   02110
               Telecopy No. (617) 951-7050
               Attention: Mary E. Weber, Esq.

          (b) if to the Agent or BBH&Co in its capacity as a Lender, at Brown Brothers Harriman & Co., 40 Water Street, Boston, MA 02109,
Attention: Timothy T. Telman, Deputy Manager (Telecopy No. (617) 589-
3178) or such other address for notice as BBH&Co shall last have furnished in writing to the Person giving the notice;

          with a copy to:

               Choate, Hall & Stewart
               Exchange Place
               53 State Street
               Boston, MA  02109
               Telecopy No. (617) 248-4000
               Attention:  Lyman G. Bullard, Jr., Esq.

          (c) if to BankBoston, at BankBoston, N.A., 100 Federal Street, Boston, MA 02110, Attention: Daniel R. Gillette, Vice President (Mail Stop: MA BOS 01-07-04) (Telecopy No. (617) 434-5825), or such other address for notice as BankBoston shall last have furnished in writing to the Person giving the notice;

          (d) if to State Street, at State Street Bank and Trust Company, High Technology Group, 225 Franklin Street, Boston, MA 02110,
Attention: Mark Trachy, Vice President (Telecopy No. (617) 664-4971), or such other address as State Street shall last have furnished in writing to the Person giving the notice;

          (e) if to Chase, at The Chase Manhattan Bank, 999 Broad Street, Bridgeport, CT 06604, Attention: A. Neil Sweeny, Vice President (Telecopy No. (203) 382-6573), or such other address as Chase shall last have furnished in writing to the Person giving the notice; and

          (f) if to Citizens, at Citizens Bank of Massachusetts, Edgewater Office Park, 401 Edgewater Place, Suite 105, Wakefield, MA 01880, Attention: R.E. James Hunter, Vice President (Telecopy No. (781) 224-2435), or such other address as Citizens shall last have furnished in writing to the Person giving the notice.

     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile (so long as a confirmation receipt is received) to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

     20. GOVERNING LAW. THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWERS, THE AGENT AND THE LENDERS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PERSON BY MAIL AT ITS ADDRESS SPECIFIED IN 19.
EACH OF THE BORROWERS, THE AGENT AND THE LENDERS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

     21. HEADINGS. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

     22. COUNTERPARTS. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

     23. ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and thereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in 25.

     24. WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, AND, EXCEPT IN THE CASE OF THE GROSS NEGLIGENCE, FRAUD, BAD FAITH OR WILLFUL MISCONDUCT OF THE AGENT OR ANY LENDER. EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR THE LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT EACH OF THE AGENT AND THE LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT EACH OF THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     25. CONSENTS, AMENDMENTS, WAIVERS, ETC. Except as otherwise expressly provided in this Credit Agreement, any consent or approval required or permitted by this Credit Agreement to be given by the Lenders or the Agent may be given, and any term of this Credit Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any Borrower of any terms of this Credit Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of DRC and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment or waiver shall, without the prior written consent of the Agent and all of the Lenders, (a) extend the fixed maturity or reduce the principal amount of, or reduce the rate or extend the time of payment of interest on, or reduce the amount or extend the time of payment of any principal or interest of, any Note (including any extensions of the Facility A Revolving Credit Note pursuant to 2.4); (b) change or waive the Total Commitment or any Commitment (other than reductions in Commitments pursuant to 2.3) or Percentage; (c) amend or waive this 25 or amend or waive the definition of Required Lenders; (d) change or waive the amount or payment terms of any fees due hereunder; or (e) amend or waive 8(c) or 9.1(a), (f) or (g) or 11. No waiver shall extend to or affect any obligation not expressly waived nor impair any right consequent thereon. No course of dealing or delay or omission on the part of the Lenders in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon a Borrower shall entitle a Borrower to other or further notice or demand in similar or other circumstances.

     26. CONFIDENTIALITY. No Lender will make any disclosure of confidential information furnished to it any Borrower or any of its Subsidiaries unless such information shall have become public, except:

          (a) in connection with operations under or the enforcement of or the protection of a Lender's interest in this Credit
     Agreement or any other Loan Document to Persons who have a reasonable need to be furnished such information;

          (b) pursuant to any law, rule or statutory or regulatory requirement or any court order, subpoena or other legal process;

          (c) to any parent or corporate Affiliate of such Lender or to any Participant, proposed Participant, assignee, proposed assignee, Replacement Lender or proposed Replacement Lender;
     provided, however, that any such Person shall agree to comply with the restrictions set forth in this 26 with respect to such information;

          (d) to its directors, officers, employees, agents, independent counsel, auditors and other professional advisors and consultants with an instruction to such Person to keep such information confidential;

          (e) to any other Lender and to the Agent and any successor Agent or prospective successor Agent; and

          (f) with the prior written consent of the Borrower, to any other Person.

     27. SEVERABILITY. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

     28. NATURE OF LENDER'S OBLIGATIONS. The Lenders obligations to make their respective Loans are several and not joint or joint and several. Any Lender which is not in default in the performance of its obligations may, in its discretion, assume the obligations of any other Lender which is in default.


    IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

                                 DYNAMICS RESEARCH CORPORATION



                                 By:
                                       Name: Douglas R. Potter
                                       Title: Vice President of Finance
                                              and Chief Financial Officer

                                       DRC ENCODER, INC.



                                 By:
                                       Name:
                                       Title:

                                       DRC METRIGRAPHICS, INC.



                                 By:
                                       Name:
                                       Title:

                                       DRC SOFTWARE, INC.



                                 By:
                                       Name:
                                       Title:

                                       DRC TELECOM, INC.



                                 By:
                                       Name:
                                       Title:


                                       per pro BROWN BROTHERS
                                       HARRIMAN & CO.



                                 By:
                                       Name:  Mark W. Johnson
                                       Title:  Manager

                                       BANKBOSTON, N.A.



                                 By:
                                       Name: Daniel R. Gillette
                                       Title: Vice President

                                       THE CHASE MANHATTAN BANK



                                 By:
                                       Name: A. Neil Sweeny
                                       Title: Vice President

                                       STATE STREET BANK AND TRUST COMPANY


                                 By:
                                       Name: Mark Trachy
                                       Title: Vice President

                                       CITIZENS BANK OF MASSACHUSETTS



                                 By:
                                       Name: R. E. James Hunter
                                       Title: Vice President